Exhibit 99.1

On October 31, 2017, the Company changed its name from Coach, Inc. to Tapestry, Inc. In this Form 8-K, references to “we,” “our,” “us,” "Tapestry" and the “Company” refer to Tapestry, Inc., including consolidated subsidiaries as of July 1, 2017 ("fiscal 2017"). Unless the context requires otherwise, references to "Coach" do not include Stuart Weitzman and references to "Stuart Weitzman" do not include Coach and references to the Company, Tapestry, Coach, Stuart Weitzman, we, our or us do not include Kate Spade & Company ("Kate Spade"). The fiscal year ended July 1, 2017 ("fiscal 2017") was a 52-week period, the fiscal year ended July 2, 2016 (“fiscal 2016”) was a 53-week period and the fiscal year ended June 27, 2015 (“fiscal 2015") was a 52-week period.
PART I
ITEM 1. BUSINESS
Tapestry, Inc. is a leading New York-based house of modern luxury accessories and lifestyle brands. Tapestry owns the Coach and Stuart Weitzman brands. Coach was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Stuart Weitzman is a leader in women's designer footwear and is built upon the concept of crafting a beautifully-constructed shoe, merging fashion and function.
NARRATIVE DESCRIPTION OF COACH
Coach is one of the most recognized fine accessories and modern luxury lifestyle brands globally. Coach offers premium lifestyle accessories to an engaged customer base and provides consumers with fresh, compelling and innovative products that are extremely well made, at an attractive price. Our product offering uses a broad range of high quality leathers, fabrics and materials. In response to our customer’s demands for both fashion and function, Coach offers updated styles and multiple product categories which address an increasing share of our customer’s accessory wardrobe. We present a sophisticated, modern and inviting environment to showcase our product assortment and reinforce a consistent brand positioning wherever our consumer may choose to shop. We utilize a flexible, cost-effective global sourcing model, in which independent manufacturers supply our products, allowing us to efficiently bring our broad range of products to market.
We offer a number of key differentiating elements, including:
A Distinctive Brand — The Coach brand represents a blend of classic American style with a distinctive New York spirit, offering a design that is known for a distinguishing combination of style and function. Coach brand offers lifestyle products that are relevant, extremely well made and provide excellent value.
A Market Leadership Position With Growing International Recognition — Coach is a global leader in premium handbags and lifestyle accessories. Our long-standing reputation and distinctive image have been consistently developed across an expanding number of products, sales channels and international markets.
A Loyal And Involved Consumer — Consumers have maintained a strong emotional connection with Coach. Part of our everyday mission is to continue to cultivate consumer relationships by strengthening this sentiment and brand loyalty.
A Multi-Channel Global Distribution Model — Products are available in image-enhancing environments globally wherever our consumer chooses to shop including: retail and outlet stores, directly operated concession shop-in-shops, online, and department and specialty stores. This allows us to maintain a dynamic balance as results do not depend solely on the performance of a single channel or geographic area. Our stores showcase our products and enhance the shopping experience while reinforcing the image of our brand. The modern luxury store design creates a distinctive environment to display our products. We continue to be committed to the elevation and enhancement of our in-store imagery through strategic investments in Coach branded stores and wholesale locations. Furthermore, store associates are trained to maintain high standards of visual presentation, merchandising and customer service.
Innovation With A Consumer-Centric Focus — We listen to our consumers through rigorous consumer research and strong consumer orientation. To truly understand globalization and its related impact, we understand the local context in each market, learning about our consumer wherever our products are sold. Coach works to anticipate the consumer’s changing needs by keeping the product assortment fresh and compelling.
NARRATIVE DESCRIPTION OF STUART WEITZMAN
Stuart Weitzman is a leading global women's premium footwear brand, with a strong opportunity for growth both within North America and international markets. The design team, under Mr. Giovanni Morelli, is responsible for conceptualizing and directing the design of all products, and works closely with its manufacturing partners, primarily in Spain, to construct a broad mix of footwear styles. These manufacturers in aggregate support a broad mix of materials and seasonal influx of new, fashion oriented styles, which allows the Stuart Weitzman brand to quickly meet marketplace demands and changing consumer preferences. Stuart Weitzman products, which substantially consist of footwear, are sold primarily within international locations through third party independent distributors, department stores in North America and within Stuart Weitzman directly operated stores and e-commerce in the United States, Europe and Canada.
GENERAL DEVELOPMENT OF BUSINESS
Founded in 1941, Tapestry, Inc. was acquired by Sara Lee Corporation (“Sara Lee”) in 1985. In June 2000, the Company was incorporated in the state of Maryland. In October 2000, Tapestry was listed on the New York Stock Exchange and sold approximately 19.5% of the then outstanding shares. In April 2001, Sara Lee completed a distribution of its remaining ownership in Tapestry via an exchange offer, which allowed Sara Lee stockholders to tender Sara Lee common stock for Tapestry common stock.
The Company's international expansion strategy for the Coach brand has been to enter into joint ventures and distributor relationships to build market presence and capability. To further accelerate brand awareness, aggressively grow market share and to exercise greater control of our brand, Coach has historically acquired its partner’s interests.

•	In fiscal 2001, Coach Japan was initially formed as a joint venture with Sumitomo Corporation. In fiscal 2005, we purchased Sumitomo’s 50% interest in Coach Japan.

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In fiscal 2011, the Company purchased a non-controlling interest in a joint venture with Hackett Limited to expand the Coach business in Europe. Through the joint venture, the Company opened retail locations in Spain, Portugal and the United Kingdom in fiscal 2011, in France and Ireland in fiscal 2012 and in Germany in fiscal 2013. In the beginning of fiscal 2014, the Company purchased Hackett Limited’s remaining 50% interest in the joint venture, and has continued to expand its presence in Europe.

•	Coach acquired the domestic retail businesses from its distributors as follows:

-	Fiscal 2009: Hong Kong, Macau and mainland China (“Greater China”).

-	Fiscal 2012: Singapore and Taiwan.

-	Fiscal 2013: Malaysia and South Korea.
During fiscal 2015, the Company acquired Stuart Weitzman, a luxury women's footwear company, to complement its leadership position in premium handbags and accessories. The operating results of the Stuart Weitzman brand have been consolidated in the Company's operating results commencing on May 4, 2015. During the fourth quarter of fiscal 2016, the Company acquired the Stuart Weitzman Canadian retail distributor.
On July 11, 2017, the Company completed its acquisition of Kate Spade & Company for $18.50 per share in cash for a total of $2.4 billion. As a result, Kate Spade has become a wholly owned subsidiary of Tapestry, Inc. The combination of Tapestry, Inc. and Kate Spade & Company creates a leading luxury lifestyle company with a more diverse multi-brand portfolio supported by significant expertise in handbag design, merchandising, supply chain and retail operations as well as solid financial acumen.
SEGMENTS
During fiscal 2017, the Company had three reportable segments, North America (Coach brand), International (Coach brand) and Stuart Weitzman. During fiscal 2018, the Company realigned its reportable segments with the new structure of its business following the acquisition of Kate Spade. As a result of this realignment, the Company now has three reportable segments: Coach, Kate Spade and Stuart Weitzman. The Company's former North America and International segments have been consolidated within the new Coach segment.

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Coach, is composed of global sales of Coach brand products to customers through Coach operated stores, including the Internet, concession shop-in-shops and sales to wholesale customers and independent third party distributors. This segment represented 91.7% of total net sales in fiscal 2017.

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Stuart Weitzman, which includes global sales of Stuart Weitzman brand products primarily to wholesale customers, numerous independent third party distributors and through Stuart Weitzman operated stores, including the Internet. This segment represented 8.3% of total net sales in fiscal 2017.

Corporate, which is not a reportable segment, represents certain costs that are not directly attributable to a brand. These costs primarily represent administration and information systems expense. Furthermore, certain integration and acquisition costs as well as costs under the Company's Operational Efficiency Plan as described in Note 3, "Restructuring Activities," respectively, are included as Corporate expenses.
Coach Segment
Coach Stores — Coach operates freestanding flagship, retail, outlet stores and department store concession shop-in-shop locations. These stores are located in regional shopping centers, metropolitan areas throughout the world and established outlet centers.

The retail stores carry an assortment of products depending on their size, location and customer preferences. The flagship stores, which offer the fullest expression of the Coach brand, are located in high-visibility locations.
Coach outlet stores serve as an efficient means to sell manufactured-for-outlet product and to a lesser extent, discontinued retail inventory outside the retail channel. The outlet store design, visual presentations and customer service levels support and reinforce the brand's image. Through these outlet stores, we target value-oriented customers in established outlet centers that are in close proximity to major markets.
In fiscal 2017, we have reduced the number of stores in North America with a slight increase in average square footage, as we continue to optimize our real estate position. We expect to close approximately 10 North America stores in the fiscal year ending June 30, 2018. Furthermore, we expect to continue investing in the elevation of our existing store environments.
In fiscal 2017, we have increased the number of stores internationally. We expect to continue to modestly grow in store count over the next few years, particularly within mainland China and Europe.
The change in the number of Coach stores and their total and average square footage is shown in the following table:

	Coach
	North America	International	Total
Store Count
Fiscal 2017	419	543	962
Net change vs. prior year	(13)	21	8
% change vs. prior year	(3.0)%	4.0%	0.8%

Fiscal 2016	432	522	954
Net change vs. prior year	(30)	19	(11)
% change vs. prior year	(6.5)%	3.8%	(1.1)%

Fiscal 2015	462	503	965
Net change vs. prior year	(77)	28	(49)
% change vs. prior year	(14.3)%	5.9%	(4.8)%

Square Footage
Fiscal 2017	1,884,204	1,166,920	3,051,124
Net change vs. prior year	(7,942)	80,605	72,663
% change vs. prior year	(0.4)%	7.4%	2.4%

Fiscal 2016	1,892,146	1,086,315	2,978,461
Net change vs. prior year	(25,705)	55,620	29,915
% change vs. prior year	(1.3)%	5.4%	1.0%

Fiscal 2015	1,917,851	1,030,695	2,948,546
Net change vs. prior year	(124,866)	111,700	(13,166)
% change vs. prior year	(6.1)%	12.2%	(0.4)%

Average Square Footage
Fiscal 2017	4,497	2,149	3,172
Fiscal 2016	4,380	2,081	3,122
Fiscal 2015	4,151	2,049	3,055
Internet — We view our www.coach.com website as a key communications vehicle for the brand to promote traffic in retail stores and department store locations and build brand awareness, as well as an additional channel to sell Coach brand products directly to customers. With approximately 59 million unique visits to www.coach.com in fiscal 2017, our online store provides a showcase environment where consumers can browse through a selected offering of the latest styles and colors. Our e-commerce programs also include our invitation-only outlet Internet sales site, where we have considerably reduced the number of promotional events since fiscal 2015.
Wholesale — Coach has developed relationships with a select group of distributors who sell Coach products through department stores and freestanding retail locations internationally. This includes sales to international wholesale distributors, authorized retailers and department stores throughout Europe and Japan. Travel retail represents the largest portion of our sales in this channel.
For locations not in freestanding stores, the Coach brand has created shop-in-shops and other image enhancing environments to increase brand appeal and stimulate growth. We will continue to seek opportunities for productivity improvements in this channel by opening larger image-enhancing locations, expanding existing stores and closing less productive stores. Coach's most significant international wholesale customers are the DFS Group, True Alliance, Al Tayer Insignia and Lotte Group. Coach's products are sold in approximately 800 international wholesale locations.
The Coach brand began as a U.S. wholesaler to department stores and this channel continues to remain a part of our overall consumer reach. Today, we work closely with our partners to ensure a clear and consistent product presentation. We enhance our presentation through the creation of shop-in-shops with proprietary Coach brand fixtures within the department store environment. We custom tailor our assortments through wholesale product planning and allocation processes to match the attributes of our department store consumers in each local market. We continue to closely manage inventories in this channel given the current highly promotional environment at point-of-sale. We utilize automatic replenishment with major accounts in an effort to optimize inventory levels across wholesale doors.
As of July 1, 2017, Coach brand's products are sold in approximately 750 wholesale locations in the U.S. and Canada. Our wholesale partnerships include national and regional department stores including Macy's (including Bloomingdale's), Dillard's, Nordstrom, Lord & Taylor, The Bay, Saks 5th Ave, Bon Ton, Belk, Von Maur and Neiman Marcus. Coach products are also available on these customers' websites.
As of July 1, 2017 and July 2, 2016, we did not have any customers who individually accounted for more than 10% of the Coach segment's total net sales.
Licensing — In our worldwide licensing relationships, Coach takes an active role in the design process and controls the marketing and distribution of products under Coach. Licensing revenue was $40.4 million and $29.7 million in fiscal 2017 and fiscal 2016, respectively. Our key licensing relationships as of July 1, 2017 are as follows:

		Date
Category	Partner	Introduction	Expiration
Eyewear	Luxottica	2012	2020
Watches	Movado	1998	2020
Fragrance	Interparfums	2015	2026
Products made under license are, in most cases, sold through stores and wholesale channels and, with the Company's approval, these licensees have the right to distribute products selectively through several other venues. These venues provide additional, yet controlled, exposure of our brands. Our licensing partners pay royalties on their net sales of our branded products. Such royalties currently comprise less than 1% of Coach's total net sales. The licensing agreements generally give Coach the right to terminate the license if specified sales targets are not achieved.
Upon the expiration of the footwear license in June 2017, the Company brought all of the Coach women's footwear business in-house.
Stuart Weitzman
Stuart Weitzman brand products are primarily sold through approximately 675 North America and international wholesale locations, as well as numerous independent third party distributors. Its most significant distributor and wholesale customers include Nordstrom, Bloomingdales, Saks, Neiman Marcus and Beijing Goodwill Trading Co. Furthermore, Stuart Weitzman products are also sold in freestanding flagship, retail stores and outlet stores in North America and Europe, and e-commerce websites.

The following table shows the number of Stuart Weitzman directly-operated locations and their total and average square footage:

	Stuart Weitzman
	North America	International	Total
Store Count
Fiscal 2017	69	12	81
Net change vs. prior year	5	1	6
% change vs. prior year	7.8%	9.1%	8.0%

Fiscal 2016(1)	64	11	75
Net change vs. prior year	18	3	21
% change vs. prior year	39.1%	37.5%	38.9%

Fiscal 2015(2)	46	8	54

Square Footage
Fiscal 2017	117,944	18,808	136,752
Net change vs. prior year	12,680	6,252	18,932
% change vs. prior year	12.0%	49.8%	16.1%

Fiscal 2016(1)	105,264	12,556	117,820
Net change vs. prior year	23,387	3,332	26,719
% change vs. prior year	28.6%	36.1%	29.3%

Fiscal 2015(2)	81,877	9,224	91,101

Average Square Footage
Fiscal 2017	1,709	1,567	1,688
Fiscal 2016(1)	1,645	1,141	1,571
Fiscal 2015(2)	1,780	1,153	1,687

(1) Includes 14 retail stores related to our Canadian retail distributor acquisition in the fourth quarter of fiscal 2016.
(2) The Stuart Weitzman business was acquired by the Company in fiscal 2015.
We expect the Stuart Weitzman segment to reflect modest growth in new store count and square footage over the next few years as we grow our business domestically and internationally.
As of July 1, 2017, we did not have any customers who individually accounted for more than 10% of the Stuart Weitzman segment's total net sales.
See Note 15, "Segment Information", for more information about the Company's segments.

PRODUCTS
The following table shows net sales for each product category represented:

	Fiscal Year Ended
	July 1, 2017		July 2, 2016		June 27, 2015
	(millions)
	Amount	% of total net sales	Amount	% of total net sales	Amount	% of total net sales
Coach:
Women's Handbags	$2,308.0	52%	$2,392.9	53%	$2,389.6	57%
Men's	808.0	18	725.7	16	680.4	16
Women's Accessories	721.0	16	721.6	16	709.4	17
Women's Other Products	277.7	6	306.9	7	369.2	9
Total Coach	$4,114.7	92%	$4,147.1	92%	$4,148.6	99%
Stuart Weitzman(1)	373.6	8	344.7	8	43.0	1
Total Net Sales	$4,488.3	100%	$4,491.8	100%	$4,191.6	100%

(1)	The significant majority of sales for Stuart Weitzman is attributable to women's footwear.
Women’s Handbags — Women’s handbag collections feature classically inspired designs as well as fashion designs. These collections are designed to meet the fashion and functional requirements of our broad and diverse consumer base.
Men’s — Men’s includes bag collections (including business cases, computer bags, messenger-style bags, backpacks and totes), small leather goods (including wallets, card cases and belts), footwear, watches, sunglasses, novelty accessories and ready-to-wear.
Women’s Accessories — Women’s accessories include small leather goods, which complement our handbags, including wallets, money pieces, wristlets and cosmetic cases. Also included in this category are novelty accessories (including address books, time management accessories, sketchbooks, and portfolios), key rings and charms.
Women's Other Products (excluding the Stuart Weitzman brand) consist of the following:

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Footwear — Footwear is distributed through select Coach retail stores, our Internet sales sites and U.S. department stores and military locations. Footwear sales are comprised primarily of women’s styles.

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Wearables — This category is comprised of certain women's seasonal lifestyle apparel collections, including outerwear, ready-to-wear and cold weather accessories, such as gloves, scarves and hats. These products contain a fashion assortment in all components of this category.

•	Jewelry — This category is comprised of bracelets, necklaces, rings and earrings offered in sterling silver, leather and non-precious metals.

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Eyewear — Luxottica Group SPA (“Luxottica”) has been Coach’s eyewear licensee since 2012. This collection is a collaborative effort that combines the Coach aesthetic for fashion accessories with the latest fashion directions, primarily in sunglasses. Our sunglasses are sold in retail stores and on our Internet sales sites, department stores worldwide, select sunglass retailers and optical retailers in major global markets.

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Watches — Movado Group, Inc. (“Movado”) has been Coach's watch licensee since 1998 and has developed a distinctive collection of watches inspired primarily by women's collections. The Coach watch collection is currently sold in Coach retail stores and on our Internet sales sites, department stores worldwide, and select watch retailers in major global markets.

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Fragrance — Interparfums SA ("Interparfums") has been Coach's fragrance licensee since 2015. Fragrance is distributed through Coach brand retail stores, our Internet sales sites, department and specialty stores worldwide, and select perfumeries in major global markets. Coach offers women's fragrance collections which include eau de perfume spray, eau de toilette spray, purse spray, and eau de parfum body cream.

DESIGN AND MERCHANDISING
Coach's design team, led by the Executive Creative Director, Stuart Vevers, and Stuart Weitzman's design team, led by Giovanni Morelli, are responsible for conceptualizing and directing the design of all products. Designers have access to the Company's extensive archives of product designs created since each brand's inception, which are a valuable resource for new product concepts. Our designers are also supported by a strong merchandising team that analyzes sales, market trends and consumer preferences to identify market opportunities that help guide each season's design process and create a globally relevant product assortment. Merchandisers also manage the product life cycle to maximize sales and profitability across all channels. The product category teams, each comprised of design, merchandising/product development and sourcing specialists help each brand execute design concepts that are consistent with the brand's strategic direction.
Our design and merchandising teams also work in close collaboration with all of our licensing partners to ensure that the licensed products are conceptualized and designed to address the intended market opportunity and convey the distinctive perspective and lifestyle associated with our brands.
MARKETING
Our global marketing strategy is to deliver a consistent, relevant and multi-layered message every time the consumer comes in contact with our brands through our communications and visual merchandising. Our image is created and executed by our creative marketing, visual merchandising and public relations teams, as well as with outside creative agencies. We also have a sophisticated consumer and market research capability, which helps us assess consumer attitudes and trends.
In conjunction with promoting a consistent global image, we use our extensive customer database and consumer knowledge to target specific products and communications to specific consumers to efficiently stimulate sales across all distribution channels.
We engage in several consumer communication initiatives, including direct marketing activities and national, regional and local advertising. Total expenses attributable to the Company's marketing-related events in fiscal 2017 were $178.3 million, or approximately 4% of net sales, compared to $202.2 million in fiscal 2016, or approximately 5% of net sales.
Our wide range of direct marketing activities include email contacts and catalogs targeted to promote sales to consumers in their preferred shopping venue. In addition to building brand awareness and driving online revenue, our websites serve as an effective brand communication vehicle by providing a showcase environment where consumers can browse through a strategic offering of the latest styles and colors, which drives store traffic and enables the collection of customer data.
As part of our direct marketing strategy, we use databases primarily consisting of approximately 45 million consumers in North America, approximately 18 million consumers in Asia and approximately 1 million consumers in Europe. Email contacts and direct mail pieces are an important part of our communication and are sent to selected consumers to stimulate consumer purchases and build brand awareness. Visitors to our e-commerce sites in the U.S., Canada, Japan, mainland China, the United Kingdom and South Korea provide an opportunity to increase the size of these databases, as well as point of sale transactions globally, except where restricted.
In fiscal 2017, Coach had informational websites in Mexico, Hong Kong, Korea, Malaysia, Singapore, Taiwan, France, Spain and Saudi Arabia, as well as a global informational website where customers from various other countries are directed. In addition, the Company utilizes and continues to explore digital technologies such as blogs and social media websites, including Twitter, Facebook, Instagram, Pinterest, WeChat and Sina Weibo, as a cost effective consumer communication opportunity to increase on-line and store sales, acquire new customers and build brand awareness.
Coach and Stuart Weitzman also run national, regional and local marketing campaigns in support of major selling seasons. As a key pillar of the transformation plan, Coach has expanded its marketing initiatives to more clearly message the brand's unique modern luxury positioning, rooted in a 75 year history of authenticity and craftsmanship, augmented by Executive Creative Director Stuart Vevers's modern interpretation of American fashion. We plan to continue to support this strategy in the future through an increased presence in relevant fashion, media events and publications.
MANUFACTURING
Tapestry carefully balances its commitments to a limited number of “better brand” partners with demonstrated integrity, quality and reliable delivery. The Company continues to evaluate new manufacturing sources and geographies to deliver the finest quality products at the best cost and to mitigate the impact of manufacturing in inflationary markets. For Coach, manufacturers are located in many countries, including Vietnam, the Philippines, India, mainland China, Thailand, Myanmar, Italy, Spain, Hong Kong and the United States. During fiscal 2017, Coach had two vendors, both located in Vietnam, who individually provided over 10% of the brand's total units (or approximately 31% in the aggregate). During fiscal 2017, Stuart Weitzman had three vendors, all located in Spain, who individually provided over 10% of the brands total units (or approximately 42% in the aggregate).

Before partnering with a new vendor, the Company evaluates each facility by conducting a quality and business practice standards audit. Periodic evaluations of existing, previously approved facilities are conducted on a recurring basis. We believe that our manufacturing partners are in material compliance with the Company’s integrity standards.
These independent manufacturers each or in aggregate support a broad mix of product types, materials and a seasonal influx of new, fashion oriented styles, which allows us to meet shifts in marketplace demand and changes in consumer preferences.
Our raw material suppliers, independent manufacturers and licensing partners, must achieve and maintain high quality standards, which are an integral part of our identity. One of our keys to success lies in the rigorous selection of raw materials. We have longstanding relationships with purveyors of fine leathers and hardware. Although our products are manufactured by independent manufacturers, we maintain a strong level of oversight in the selection of the raw materials that are used in all of our products. Compliance with quality control standards is monitored through on-site quality inspections at independent manufacturing facilities.
We maintain control of the supply chain process from design through manufacture. We are able to do this by maintaining sourcing management offices in Vietnam, China, Hong Kong the Philippines, Singapore and Spain that work closely with our independent manufacturers. This broad-based, global manufacturing strategy is designed to optimize the mix of cost, lead times and construction capabilities.
DISTRIBUTION
In North America, the Company operates an 850,000 square foot distribution and consumer service facility in Jacksonville, Florida for Coach brand products. This automated facility uses a bar code scanning warehouse management system. Coach's distribution center employees use handheld scanners to read product bar codes, which allow them to more accurately process and pack orders, track shipments, manage inventory and generally provide excellent service to our customers. Coach brand products are primarily shipped to Coach retail stores and wholesale customers via express delivery providers and common carriers, and direct to consumers.
Outside of North America, the Company has established regional distribution centers through third-parties in Shanghai, China and Oldenzaal, The Netherlands for Coach brand products. The Company also operates local distribution centers through third-parties in Japan, China, Hong Kong, Macau, South Korea, Taiwan, Malaysia and Singapore for Coach brand products.
The Company operates local distribution centers through third-parties in the United States, Canada and Spain for Stuart Weitzman brand products.
INFORMATION SYSTEMS
The foundation of the Company's information systems is its Enterprise Resource Planning (“ERP”) system. Within Coach, this integrated system supports finance and accounting, procurement, inventory control, sales and store replenishment. The system functions as a central repository for our transactional information. Complementing our current ERP system are several other solutions. The Company's data warehouse system summarizes the transaction information and provides a global platform for management reporting. The supply chain management systems support product development, procurement, inventory planning and reporting functions.
Under Coach, in North America, product fulfillment is facilitated by our automated warehouse management system and electronic data interchange system, while the unique requirements of our Internet business are supported by Coach’s order management and e-commerce systems. Internationally, Coach selectively relies on the warehouse and distribution systems owned by the third-parties that operate our international distributions centers. Additionally, our point-of-sale systems supports all in-store transactions, distributes management reporting to each store, and collects sales and payroll information on a daily basis. This daily collection of store sales and inventory information results in early identification of business trends and provides a detailed baseline for store inventory replenishment.
Stuart Weitzman warehouse and distribution fulfillment is facilitated by the brand's warehouse management system in North America and Europe. Stuart Weitzman's retail point-of-sale system supports all in-store transactions, including daily management sales reporting, payroll, sales tax, and store inventory management.
As discussed further within Note 3, "Restructuring Activities," in the fourth quarter of fiscal 2016, the Company announced a series of operational efficiency initiatives focused on creating an agile and scalable business model, including the replacing and updating our core technology platforms and the retirement of certain information systems. This project is a key area of focus and priority.
TRADEMARKS AND PATENTS
Tapestry owns all of the material worldwide trademark rights used in connection with the production, marketing, distribution and sale of all branded products for Coach, Stuart Weitzman and Kate Spade, which Tapestry acquired on July 11, 2017. In addition, it licenses trademarks and copyrights used in connection with the production, marketing and distribution of certain categories of goods and limited edition collaborative special projects. Tapestry also owns and maintains worldwide registrations for trademarks in all relevant classes of products in each of the countries in which all of its products are sold. Major trademarks include COACH, COACH NEW YORK, COACH and Horse & Carriage Design, COACH and Story Patch Design, COACH and Lozenge Design, COACH and Tag Design, Signature C Design, and Op Art C Design, COACH EST. 1941 and Designs, SW1, IN OUR SHOES, STUART WEITZMAN, KATE SPADE, kate spade new york, JACK SPADE, KATE SPADE SATURDAY, MARVELLA, MONET (international rights only) and TRIFARI. Tapestry is not dependent on any one particular trademark or design patent although Tapestry believes that the Coach, Stuart Weitzman and Kate Spade names are important for its business. In addition, Tapestry owns several design patents and utility patents for its branded products. Tapestry aggressively polices its trademarks and trade dress, and pursues infringers both domestically and internationally. It also pursues counterfeiters domestically and internationally through leads generated internally, as well as through its network of investigators, the Tapestry hotline and business partners around the world.
The Company expects that its material trademarks will remain in full force and effect for as long as we continue to use and renew them.
SEASONALITY
The Company's results are typically affected by seasonal trends. During the first fiscal quarter, we build inventory for the winter and holiday season. In the second fiscal quarter, working capital requirements are reduced substantially as we generate higher net sales and operating income, especially during the holiday season.
Fluctuations in net sales, operating income and operating cash flows of the Company in any fiscal quarter may be affected by the timing of wholesale shipments and other events affecting retail sales, including adverse weather conditions or other macroeconomic events.
GOVERNMENT REGULATION
Most of the Company's imported products are subject to duties, indirect taxes, quotas and non-tariff trade barriers that may limit the quantity of products that we may import into the U.S. and other countries or may impact the cost of such products. The Company is not materially restricted by quotas or other government restrictions in the operation of its business, however customs duties do represent a component of total product cost. To maximize opportunities, we operate complex supply chains through foreign trade zones, bonded logistic parks and other strategic initiatives such as free trade agreements. Additionally, the Company operates a direct import business in many countries worldwide. As a result, the Company is subject to stringent government regulations and restrictions with respect to its cross-border activity either by the various customs and border protection agencies or by other government agencies which control the quality and safety of the Company’s products. The Company maintains an internal global trade and customs organization to help manage its import/export activity.
COMPETITION
The global premium men's and women's handbag, accessories and footwear categories are highly competitive. Tapestry, Inc. competes primarily with European and American luxury and accessible luxury brands as well as private label retailers. Over the last several years these industries have grown, encouraging the entry of new competitors as well as increasing the competition from existing competitors. This increased competition drives interest in these brand loyal categories.
EMPLOYEES
As of July 1, 2017, the Company employed approximately 14,400 globally, including both full and part time employees, but excluding seasonal and temporary employees. Of these employees, approximately 7,700 and 3,900 were full time and part time employees, respectively, in the global retail field.
The Company believes that its relations with its employees are good, and has never encountered a strike or work stoppage.
FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS
See the Note 15, "Segment Information", presented in the Notes to the Consolidated Financial Statements for geographic information.

AVAILABLE INFORMATION
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge on our investor website, located at www.tapestry.com/investors under the caption “SEC Filings”, as soon as reasonably practicable after they are filed with or furnished to the Securities and Exchange Commission. These reports are also available on the Securities and Exchange Commission’s website at www.sec.gov. No information contained on any of our websites is intended to be included as part of, or incorporated by reference into, this Annual Report on Form 10-K.
The Company has included the Chief Executive Officer (“CEO”) and Chief Financial Officer certifications regarding its public disclosure required by Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibit 31.1 to the Form 10-K, previously filed with the SEC as Coach, Inc. on August 18, 2017. Additionally, the Company filed with the New York Stock Exchange (“NYSE”) the CEO’s certification regarding the Company’s compliance with the NYSE’s Corporate Governance Listing Standards (“Listing Standards”) pursuant to Section 303A.12(a) of the Listing Standards, which indicated that the CEO was not aware of any violations of the Listing Standards by the Company.

PART II
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of Tapestry's financial condition and results of operations should be read together with Tapestry’s consolidated financial statements and notes thereto, included elsewhere in this document. When used herein, the terms “Company,” "Tapestry," “we,” “us” and “our” refer to Tapestry, Inc., including consolidated subsidiaries. Unless the context requires otherwise, references to "Coach" do not include the Stuart Weitzman brand and references to "Stuart Weitzman" do not include the Coach brand and references to the Company, Tapestry, we, our or us do not include Kate Spade & Company ("Kate Spade").
EXECUTIVE OVERVIEW
The fiscal year ended July 1, 2017 was a 52-week period, the fiscal year ended July 2, 2016 was a 53-week period and the fiscal year ended June 27, 2015 was a 52-week period.
Tapestry is a leading New York-based house of modern luxury accessories and lifestyle brands. The Company and its brands are founded upon a creative and consumer-led view that stands for inclusivity and approachability. The Coach brand was established in New York City in 1941 and is a leading design house of modern luxury accessories and lifestyle collections, with a long-standing reputation built on quality craftsmanship. The Company acquired Stuart Weitzman, a leader in women's designer footwear, during the fourth quarter of fiscal 2015. On July 11, 2017, the Company completed its acquisition of Kate Spade. From handbags, accessories and ready-to-wear, kate spade new york's products invite women around the world to live every day uniquely and to the fullest.
The Company has the following reportable segments:

•
Coach - Includes worldwide sales of Coach brand products to customers through Coach operated stores, including the Internet, concession shop-in-shops and sales to wholesale customers and independent third party distributors.

•
Stuart Weitzman - Includes worldwide sales of Stuart Weitzman brand products to customers primarily through wholesale customers, numerous third party distributors and Stuart Weitzman operated stores, including the Internet.

 Our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. Our success does not depend solely on the performance of a single channel, geographic area or brand.
Recent Developments
Kate Spade Acquisition
On July 11, 2017, the Company completed its acquisition of Kate Spade & Company for $18.50 per share in cash for a total of approximately $2.4 billion. The combination of Tapestry, Inc. and Kate Spade & Company creates a leading luxury lifestyle company with a more diverse multi-brand portfolio supported by significant expertise in handbag design, merchandising, supply chain and retail operations as well as solid financial acumen.
Strategic Repositioning of Coach Brand in North America Department Stores
In the beginning of fiscal 2017, the Company implemented a deliberate and strategic decision to elevate Coach's positioning in the channel by limiting participation in promotional events and closing approximately 25% of its wholesale doors during fiscal 2017.
Operational Efficiency Plan
During the fourth quarter of fiscal 2016, the Company announced a series of operational efficiency initiatives focused on creating an agile and scalable business model (the "Operational Efficiency Plan"). The significant majority of the charges under this plan will be recorded within SG&A expenses, and was substantially completed by the end of fiscal 2017. These charges are associated with organizational efficiencies, primarily related to the reduction of corporate staffing levels globally, as well as accelerated depreciation, mainly associated with information systems retirement, technology infrastructure charges related to the initial costs of replacing and updating our core technology platforms, and international supply chain and office location optimization. The remaining charges under this plan approximate $10-15 million which will be incurred in fiscal 2018.
Refer to Note 3, "Restructuring Activities" and "GAAP to Non-GAAP Reconciliation" for further information.
Transformation Plan
During the fourth quarter of fiscal 2014, the Company announced a multi-year strategic plan with the objective of transforming the Coach brand and reinvigorating growth (the "Transformation Plan"). Key operational and cost measures of the Transformation Plan included: (i) the investment in capital improvements in our stores and wholesale locations to drive comparable sales improvement; (ii) the optimization and streamlining of our organizational model as well as the closure of underperforming stores in North America, and select International stores; (iii) the realignment of inventory levels and mix to reflect our elevated product strategy and consumer preferences; (iv) the investment in incremental advertising costs to elevate consumer perception of the Coach brand, drive sales growth and promote our new strategy, which started in fiscal 2015; and (v) the significant scale-back of our promotional cadence in an increased global promotional environment, particularly within our outlet Internet sales site, which began in fiscal 2014. The Company's execution of these key operational and cost measures was concluded during fiscal 2016, and we believe that long-term growth will be realized through these transformational efforts over time.
Refer to Note 3, "Restructuring Activities" and "GAAP to Non-GAAP Reconciliation" for further information.
Current Trends and Outlook
Global consumer retail traffic remains relatively weak and inconsistent, which has led to a more promotional environment in the fragmented retail industry due to increased competition and a desire to offset traffic declines with increased levels of conversion. While certain developed geographic regions are withstanding these pressures better than others, the level of consumer travel and spending on discretionary items remains constrained due to the economic uncertainty. Declines in traffic could result in store impairment charges if expected future cash flows of the related asset group do not exceed the carrying value.
Political and economic instability or changing macroeconomic conditions that exist in our major markets have further contributed to this uncertainty, including the potential impact of (1) new policies that may be implemented by the U.S. presidential administration and government, particularly with respect to tax and trade policies or (2) the United Kingdom ("U.K.") voting to leave the European Union ("E.U."), commonly known as “Brexit.” On March 29, 2017, the U.K. triggered Article 50 of the Lisbon Treaty formally starting negotiations with the E.U. The U.K. has two years to complete these negotiations. Although the terms of the U.K.'s future relationship with the E.U. are still unknown, it is possible that there will be increased regulatory and legal complexities, including potentially divergent national laws and regulations between the U.K. and E.U. Brexit may also cause disruption and create uncertainty surrounding our business, including affecting our relationship with our existing and future customers, suppliers and employees.
Additional macroeconomic events including foreign exchange rate volatility in various parts of the world, recent and evolving impacts of economic and geopolitical events in Hong Kong, Macau and mainland China ("Greater China"), the impact of terrorist acts (particularly in Europe), disease epidemics and a slowdown in emerging market growth (particularly in Asia) have contributed to this uncertainty. Our results have been impacted by foreign exchange rate fluctuations, and will continue to fluctuate with future volatility.
Certain limited and recent factors within the U.S., including an improvement in the labor and housing markets and modest growth in overall consumer spending, suggest a potential moderate strengthening in the U.S. economic outlook. It is still, however, too early to understand what kind of sustained impact this will have on consumer discretionary spending. If the global macroeconomic environment remains volatile or worsens, the constrained level of worldwide consumer spending and modified consumption behavior may continue to have a negative effect on our outlook. Several organizations that monitor the world's economy, including the International Monetary Fund, are projecting slightly accelerated economic strengthening with modest overall global growth for the remainder of calendar 2017 but caution that there is considerable uncertainty surrounding the underlying assumptions of the forecast.
We will continue to monitor these trends and evaluate and adjust our operating strategies and cost management opportunities to mitigate the related impact on our results of operations, while remaining focused on the long-term growth of our business and protecting the value of our brands.
Furthermore, refer to Part I, Item 1 - "Business" for additional discussion on our expected store openings and closures within each of our segments. For a detailed discussion of significant risk factors that have the potential to cause our actual results to differ materially from our expectations, see Part I, Item 1A - "Risk Factors" included in the Annual Report on Form 10-K for the period ended July 1, 2017 filed on August 18, 2017.

FISCAL 2017 COMPARED TO FISCAL 2016
The following table summarizes results of operations for fiscal 2017 compared to fiscal 2016. All percentages shown in the tables below and the related discussion that follows have been calculated using unrounded numbers.

	Fiscal Year Ended
	July 1, 2017		July 2, 2016		Variance
	(millions, except per share data)
	Amount	% of net sales	Amount	% of net sales	Amount	%
Net sales	$4,488.3	100.0%	$4,491.8	100.0%	$(3.5)	(0.1)%
Gross profit	3,081.1	68.6	3,051.3	67.9	29.8	1.0
SG&A expenses	2,293.7	51.1	2,397.8	53.4	(104.1)	(4.3)
Operating income	787.4	17.5	653.5	14.5	133.9	20.5
Interest expense, net	28.4	0.6	26.9	0.6	1.5	5.5
Income before provision for income taxes	759.0	16.9	626.6	14.0	132.4	21.1
Provision for income taxes	168.0	3.7	166.1	3.7	1.9	1.2
Net income	591.0	13.2	460.5	10.3	130.5	28.3
Net income per share:
Basic	$2.11		$1.66		$0.45	27.0%
Diluted	$2.09		$1.65		$0.44	26.7%

GAAP to Non-GAAP Reconciliation
The Company’s reported results are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The reported results during fiscal 2017 and 2016 reflect the impact of the Operational Efficiency Plan, Stuart Weitzman and Kate Spade Acquisition-Related Costs and the Transformation Plan, as noted in the following tables.
Fiscal 2017 Items

	July 1, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan	Stuart Weitzman Acquisition-Related Costs	Kate Spade Acquisition-Related Costs	Non-GAAP Basis (Excluding Items)
	(millions, except per share data)
Gross profit	$3,081.1	$—	$(2.9)	$—	$3,084.0
SG&A expenses	2,293.7	24.0	(9.1)	7.4	2,271.4
Operating income	787.4	(24.0)	6.2	(7.4)	812.6
Income before provision for income taxes	759.0	(24.0)	6.2	(16.9)	793.7
Provision for income taxes	168.0	(8.3)	(1.5)	(6.6)	184.4
Net income	591.0	(15.7)	7.7	(10.3)	609.3
Diluted net income per share	2.09	(0.05)	0.03	(0.04)	2.15
In fiscal 2017 the Company recorded pre-tax adjustments as follows:

•
Operational Efficiency Plan - Total charges of $24.0 million primarily related to organizational efficiency costs, technology infrastructure costs and, to a lesser extent, network optimization costs. The Company expects that the remaining charges under this plan will approximate $10-15 million and will be incurred in fiscal 2018. Refer to the "Executive Overview" herein and Note 3, "Restructuring Activities," for further information regarding this plan.

•
Stuart Weitzman Acquisition-Related Costs - Total income of $6.2 million, primarily attributable to the reversal of an accrual of $35.2 million related to estimated contingent purchase price payments which are not expected to be paid, offset by integration-related costs.

•
Kate Spade Acquisition-Related Costs - Total charges of $16.9 million, of which $9.5 million is related to bridge financing fees and recorded in interest expense and $7.4 million is related to professional fees.

These actions taken together increased the Company's SG&A expenses by $22.3 million and cost of sales by $2.9 million, negatively impacting net income by $18.3 million, or $0.06 per diluted share. The following table summarizes GAAP to Non-GAAP charges by reportable segment through operating income for fiscal 2017:

	July 1, 2017
	GAAP Basis (As Reported)	Coach	Stuart Weitzman	Corporate(1)	Non-GAAP Basis (Excluding Items)
	(millions)
COGS
Stuart Weitzman Acquisition-Related Costs		—	(2.9)	—
Gross profit	$3,081.1	$—	$(2.9)	$—	$3,084.0

SG&A
Stuart Weitzman Acquisition-Related Costs		—	17.7	(26.8)
Kate Spade Acquisition-Related Costs		—	—	7.4
Operational Efficiency Plan		—	—	24.0
SG&A	$2,293.7	$—	$17.7	$4.6	$2,271.4

Operating income	$787.4	$—	$(20.6)	$(4.6)	$812.6

(1)	There is an additional $9.5 million related to bridge financing fees recorded in interest expense in Corporate, which is not included in the above table.
Fiscal 2016 Items

	July 2, 2016
	GAAP Basis (As Reported)	Transformation and Other Actions	Operational Efficiency Plan	Stuart Weitzman Acquisition-Related Costs	Non-GAAP Basis (Excluding Items)
	(millions, except per share data)
Gross profit	$3,051.3	$—	$—	$(1.1)	$3,052.4
SG&A expenses	2,397.8	44.1	43.9	34.0	2,275.8
Operating income	653.5	(44.1)	(43.9)	(35.1)	776.6
Income before provision for income taxes	626.6	(44.1)	(43.9)	(35.1)	749.7
Provision for income taxes	166.1	(10.7)	(10.3)	(10.9)	198.0
Net income	460.5	(33.4)	(33.6)	(24.2)	551.7
Diluted net income per share	1.65	(0.12)	(0.12)	(0.09)	1.98
In fiscal 2016 the Company incurred pre-tax charges as follows:

•
Transformation and Other Actions - Total charges of $44.1 million primarily due to organizational efficiency costs, lease termination charges and accelerated depreciation as a result of store renovations within North America and select international stores.

•	Operational Efficiency Plan - Total charges of $43.9 million primarily related to organizational efficiency costs and, to a lesser extent, network optimization costs.

•
Stuart Weitzman Acquisition-Related Costs - Total charges of $35.1 million related to the acquisition of Stuart Weitzman Holdings LLC, of which $27.6 million is primarily related to charges attributable to contingent payments and integration-related activities and $7.5 million is related to the limited life impact of purchase accounting, primarily due to the amortization of the fair value of the order backlog asset, distributor relationships and inventory step-up.

These actions taken together increased the Company's SG&A expenses by $122.0 million and cost of sales by $1.1 million, negatively impacting net income by $91.2 million, or $0.33 per diluted share. The following table summarizes GAAP to Non-GAAP charges by reportable segment through operating income for fiscal 2016:

	July 2, 2016
	GAAP Basis (As Reported)	Coach	Stuart Weitzman	Corporate	Non-GAAP Basis (Excluding Items)
	(millions)
COGS
Stuart Weitzman Acquisition-Related Costs		—	(1.1)	—
Gross profit	$3,051.3	$—	$(1.1)	$—	$3,052.4

SG&A
Transformation and Other Actions		—	—	44.1
Stuart Weitzman Acquisition-Related Costs		—	14.6	19.4
Operational Efficiency Plan		—	—	43.9
SG&A	$2,397.8	$—	$14.6	$107.4	$2,275.8

Operating income	$653.5	$—	$(15.7)	$(107.4)	$776.6
Tapestry, Inc. Summary - Fiscal 2017
Currency Fluctuation Effects
The change in net sales in fiscal 2017 has been presented both including and excluding currency fluctuation effects.
Net Sales
Net sales in fiscal 2017 decreased slightly by 0.1% to $4.49 billion, with no material impact from foreign currency. Net sales in fiscal 2016 includes the favorable impact of the 53rd week in fiscal 2016, which resulted in incremental net sales of $84.4 million. Excluding the impact of the 53rd week in fiscal 2016, net sales increased by $80.9 million or 1.8%. This was due to an increase in both Coach and Stuart Weitzman.
Gross Profit
Gross profit increased 1.0% or $29.8 million to $3.08 billion in fiscal 2017 from $3.05 billion in fiscal 2016. Gross margin for fiscal 2017 was 68.6% as compared to 67.9% in fiscal 2016. Excluding Non-GAAP charges of $2.9 million in fiscal 2017 and $1.1 million in fiscal 2016, gross profit increased 1.0% or $31.6 million to $3.08 billion from $3.05 billion in fiscal 2016, and gross margin was 68.7% in fiscal 2017 as compared to 68.0% in fiscal 2016, an increase of 70 basis points.
Selling, General and Administrative Expenses
The Company includes inbound product-related transportation costs from our service providers within cost of sales. The Company, similar to some companies, includes certain transportation-related costs related to our distribution network in SG&A expenses rather than in cost of sales; for this reason, our gross margins may not be comparable to that of entities that include all costs related to their distribution network in cost of sales.
SG&A expenses decreased 4.3% or $104.1 million to $2.29 billion in fiscal 2017 as compared to $2.40 billion in fiscal 2016. As a percentage of net sales, SG&A expenses decreased to 51.1% during fiscal 2017 as compared to 53.4% during fiscal 2016. Excluding non-GAAP charges of $22.3 million in fiscal 2017 and $122.0 million in fiscal 2016, SG&A expenses decreased 0.2% or $4.4 million from fiscal 2016; and SG&A expenses as a percentage of net sales remained relatively consistent at 50.6% in fiscal 2017 compared to 50.7% in fiscal 2016.
Corporate expenses, which are included within SG&A expenses discussed above but are not directly attributable to a reportable segment, decreased 33.6% or $135.3 million to $268.1 million in fiscal 2017 as compared to $403.4 million in fiscal 2016. This decrease was primarily attributable due to lower non-GAAP charges incurred by the Company in fiscal 2017 as compared to fiscal 2016, as discussed in the "GAAP to Non-GAAP Reconciliation" herein. Excluding non-GAAP charges, Corporate expenses decreased by $32.5 million to $263.5 million. This decrease is primarily due to lower employee costs related to headcount and litigation costs, partially offset by higher occupancy costs.

Operating Income
Operating income increased 20.5% or $133.9 million to $787.4 million during fiscal 2017 as compared to $653.5 million in fiscal 2016. Operating margin increased to 17.5% as compared to 14.5% in fiscal 2016. Excluding non-GAAP charges of $25.2 million in fiscal 2017 and $123.1 million in fiscal 2016 as discussed in the "GAAP to Non-GAAP" Reconciliation herein, operating income increased 4.6% or $36.0 million to $812.6 million from $776.6 million in fiscal 2016; and operating margin was 18.1% in fiscal 2017 as compared to 17.3% in fiscal 2016.
Provision for Income Taxes
The effective tax rate was 22.1% in fiscal 2017, as compared to 26.5% in fiscal 2016. Excluding non-GAAP charges, the effective tax rate was 23.2% in fiscal 2017, as compared to 26.4% in fiscal 2016. The decrease in our effective tax rate was primarily attributable to the geographical mix of earnings and the U.S. income earned on foreign investments.
Net Income
Net income increased 28.3% or $130.5 to $591.0 million in fiscal 2017 as compared to $460.5 million in fiscal 2016. Excluding non-GAAP charges, net income increased 10.4% or $57.5 million to $609.3 million in fiscal 2017 from $551.7 million in fiscal 2016. This increase was primarily due to higher operating income.
Earnings per Share
Net income per diluted share increased 26.7% to $2.09 in fiscal 2017 as compared to $1.65 in fiscal 2016. Excluding non-GAAP charges, net income per diluted share increased 9.1% or $0.17 to $2.15 in fiscal 2017 from $1.98 in fiscal 2016, due to higher net income. The impact of the 53rd week in fiscal 2016 contributed approximately $0.07 to net income per diluted share.
Segment Performance
Coach

	Fiscal Year Ended
	July 1, 2017		July 2, 2016		Variance
	(millions)
	Amount	% of net sales	Amount	% of net sales	Amount	%
Net sales	$4,114.7	100.0%	$4,147.1	100.0%	$(32.4)	(0.8)%
Gross profit	2,855.0	69.4	2,848.9	68.7	6.1	0.2
SG&A expenses	1,815.0	44.1	1,824.5	44.0	(9.5)	(0.5)
Operating income	1,040.0	25.3	1,024.4	24.7	15.6	1.5
Coach Net Sales decreased 0.8% or $32.4 million to $4.11 billion in fiscal 2017. Net sales for the Coach brand was not materially impacted by foreign currency. Excluding the impact of the 53rd week in fiscal 2016 of $77.0 million, net sales increased $44.6 million or 1.1% in fiscal 2017. This increase was due to an increase in comparable store sales of $44.1 million or 0.7% when comparing to fiscal 2016, which was driven by higher conversion. Excluding the impact of the Internet, comparable store sales increased 1.0%. Net sales attributable to non-comparable stores increased by $29.5 million primarily driven by new stores in Greater China and Europe. These increases were offset by lower sales to wholesale customers of $41.6 million due to the Company's strategic decision to elevate the Coach's brand positioning in the channel, specifically in North America, by limiting participation in promotional events and closing approximately 25% of its wholesale doors by the end of fiscal 2017.
Coach Gross Profit increased 0.2% or $6.1 million to $2.86 billion in fiscal 2017. Excluding the 53rd week in fiscal 2016, gross profit increased by $55.1 million. Gross margin increased 70 basis points to 69.4% in fiscal 2017 from 68.7% in fiscal 2016, which was not materially impacted by the year over year change in foreign currency rates. This increase was due to improved costing and product mix which was offset by promotional activity.
Coach SG&A expenses remained relatively consistent with a slight decrease of 0.5% or $9.5 million to $1.82 billion in fiscal 2017. As a percentage of net sales, SG&A expenses increased to 44.1% in fiscal 2017 as compared to 44.0% in fiscal 2016.
Coach Operating Income increased 1.5% or $15.6 million to $1.04 billion in fiscal 2017 reflecting lower SG&A expenses of $9.5 million coupled with an increase in gross profit of $6.1 million. Operating margin increased 60 basis points to 25.3% in fiscal 2017 from 24.7% during the same period in the prior year.

Stuart Weitzman

	Fiscal Year Ended
	July 1, 2017		July 2, 2016		Variance
	(millions)
	Amount	% of net sales	Amount	% of net sales	Amount	%
Net sales	$373.6	100.0%	$344.7	100.0%	$28.9	8.4%
Gross profit	226.1	60.5	202.4	58.7	23.7	11.7
SG&A expenses	210.6	56.4	169.9	49.3	40.7	24.0
Operating income	15.5	4.2	32.5	9.4	(17.0)	(52.2)
Stuart Weitzman Net Sales increased 8.4% or $28.9 million to $373.6 million in fiscal 2017, which was not materially impacted by changes in foreign currency. Fiscal 2016 included net sales of $7.4 million as a result of the 53rd week. This increase was primarily due to $35.2 million in the retail channel due to the acquisition of the Stuart Weitzman Canadian distributor in the fourth quarter of fiscal 2016, positive comparable store sales and net store openings. This was partially offset by lower wholesale net sales of $7.0 million. Prior year wholesale net sales included shipments into the Canadian distributor. Since the end of the fiscal 2016, Stuart Weitzman opened a net 6 new stores.
Stuart Weitzman Gross Profit increased 11.7% or $23.7 million to $226.1 million in fiscal 2017. Gross profit in the 53rd week of fiscal 2016 was $4.0 million. Gross margin increased 180 basis points to 60.5% in fiscal 2017 from 58.7% in fiscal 2016. Excluding non-GAAP charges of $2.9 million in fiscal 2017 and $1.1 million in fiscal 2016, gross profit increased 12.5% or $25.5 million to $229.0 million, resulting in a gross margin of 61.3% in fiscal 2017 as compared to 59.1% in fiscal 2016. The increase in gross margin is primarily attributable to a shift in channel mix.
Stuart Weitzman SG&A Expenses increased 24.0% or $40.7 million to $210.6 million in fiscal 2017. As a percentage of net sales, SG&A expenses increased to 56.4% in fiscal 2017 as compared to 49.3% in fiscal 2016. Excluding non-GAAP charges of $17.7 million in fiscal 2017 and $14.6 million in fiscal 2016, SG&A expenses increased 24.3% or $37.6 million to $192.9 million; and SG&A expenses as a percentage of net sales increased to 51.6% in fiscal 2017 compared to 45.0% in fiscal 2016. This increase is due to increased investments in stores and increased marketing expenses.
Stuart Weitzman Operating Income decreased $17.0 million to $15.5 million in fiscal 2017, resulting in an operating margin of 4.2%, compared to an operating income of $32.5 million in fiscal 2016. Excluding non-GAAP charges as discussed in the "GAAP to Non-GAAP Reconciliation" herein, which reflect acquisition and integration-related costs, Stuart Weitzman operating income totaled $36.1 million in fiscal 2017, resulting in an operating margin of 9.7%. This compared to Stuart Weitzman operating income of $48.2 million in fiscal 2016, resulting in an operating margin of 14.0%.

FISCAL 2016 COMPARED TO FISCAL 2015
The following table summarizes results of operations for fiscal 2016 compared to fiscal 2015. All percentages shown in the tables below and the related discussion that follows have been calculated using unrounded numbers.

	Fiscal Year Ended
	July 2, 2016		June 27, 2015		Variance
	(millions, except per share data)
	Amount	% of net sales	Amount	% of net sales	Amount	%
Net sales	$4,491.8	100.0%	$4,191.6	100.0%	$300.2	7.2%
Gross profit	3,051.3	67.9	2,908.6	69.4	142.7	4.9
SG&A expenses	2,397.8	53.4	2,290.6	54.6	107.2	4.7
Operating income	653.5	14.5	618.0	14.7	35.5	5.7
Interest expense, net	26.9	0.6	6.4	0.2	20.5	NM
Income before provision for income taxes	626.6	14.0	611.6	14.6	15.0	2.5
Provision for income taxes	166.1	3.7	209.2	5.0	(43.1)	(20.6)
Net income	460.5	10.3	402.4	9.6	58.1	14.4
Net Income per share:
Basic	$1.66		$1.46		$0.20	13.7%
Diluted	$1.65		$1.45		$0.20	13.6%

NM - Not meaningful
GAAP to Non-GAAP Reconciliation
The Company’s reported results are presented in accordance with GAAP. The reported results during fiscal 2016 and 2015 reflect certain items, including the impact of the Transformation Plan, the Operational Efficiency Plan and Stuart Weitzman Acquisition-Related Costs, as noted in the following tables.

	July 2, 2016
	GAAP Basis (As Reported)	Transformation and Other Actions	Operational Efficiency Plan	Stuart Weitzman Acquisition-Related Costs	Non-GAAP Basis (Excluding Items)
	(millions, except per share data)
Gross profit	$3,051.3	$—	$—	$(1.1)	$3,052.4
SG&A expenses	2,397.8	44.1	43.9	34.0	2,275.8
Operating income	653.5	(44.1)	(43.9)	(35.1)	776.6
Provision for income taxes	166.1	(10.7)	(10.3)	(10.9)	198.0
Net income	460.5	(33.4)	(33.6)	(24.2)	551.7
Diluted net income per share	1.65	(0.12)	(0.12)	(0.09)	1.98
Fiscal 2016 Items
In fiscal 2016, the Company incurred pre-tax charges as follows:

•
Transformation and Other Actions - Total charges of $44.1 million under the Transformation Plan primarily due to organizational efficiency costs, lease termination charges and accelerated depreciation as a result of store renovations within North America and select international stores.

•	Operational Efficiency Plan - Total charges of $43.9 million primarily related to organizational efficiency costs and, to a lesser extent, network optimization costs.

•
Stuart Weitzman Acquisition-Related Costs - Total charges of $35.1 million related to the acquisition of Stuart Weitzman Holdings LLC, of which $27.6 million is primarily related to charges attributable to contingent payments and integration-

related activities and $7.5 million is related to the limited life impact of purchase accounting, primarily due to the amortization of the fair value of the order backlog asset, distributor relationships and inventory step-up.
These actions taken together increased the Company's SG&A expenses by $122.0 million and cost of sales by $1.1 million, negatively impacting net income by $91.2 million, or $0.33 per diluted share. The following table summarizes GAAP to Non-GAAP charges by reportable segment through operating income for fiscal 2016:

	July 2, 2016
	GAAP Basis (As Reported)	Coach	Stuart Weitzman	Corporate	Non-GAAP Basis (Excluding Items)
	(millions)
COGS
Stuart Weitzman Acquisition-Related Costs		—	(1.1)	—
Gross profit	$3,051.3	$—	$(1.1)	$—	$3,052.4

SG&A
Transformation and Other Actions		—	—	44.1
Stuart Weitzman Acquisition-Related Costs		—	14.6	19.4
Operational Efficiency Plan		—	—	43.9
SG&A	$2,397.8	$—	$14.6	$107.4	$2,275.8

Operating income	$653.5	$—	$(15.7)	$(107.4)	$776.6
Fiscal 2015 Items

	June 27, 2015
	GAAP Basis (As Reported)	Transformation and Other Actions	Operational Efficiency Plan	Stuart Weitzman Acquisition-Related Costs	Non-GAAP Basis (Excluding Items)
	(millions, except per share data)
Gross profit	$2,908.6	$(5.0)	$—	$(4.7)	$2,918.3
SG&A expenses	2,290.6	140.9	—	19.9	2,129.8
Operating income	618.0	(145.9)	—	(24.6)	788.5
Provision for income taxes	209.2	(38.1)	—	(3.6)	250.9
Net income	402.4	(107.8)	—	(21.0)	531.2
Diluted net income per share	1.45	(0.39)	—	(0.08)	1.92
In fiscal 2015, the Company incurred pre-tax charges as follows:

•
Transformation and Other Actions - Total charges of $145.9 million due to accelerated depreciation and lease termination charges as a result of store updates and closures within North America and select international stores, organizational efficiency charges and charges related to the destruction of inventory.

•
Stuart Weitzman Acquisition-Related Costs - Total charges of $24.6 million, of which $17.1 million primarily related to consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC, as well as costs attributable to contingent payments related to the acquisition, and $7.5 million was related to the limited life impact of purchase accounting, primarily due to the amortization of the fair value of the inventory step-up and order backlog asset.

These actions taken together increased the Company's SG&A expenses by $160.8 million and cost of sales by $9.7 million, negatively impacting net income by $128.8 million, or $0.47 per diluted share. The following table summarizes GAAP to Non-GAAP charges by reportable segment through operating income for fiscal 2015:

	June 27, 2015
	GAAP Basis (As Reported)	Coach	Stuart Weitzman	Corporate	Non-GAAP Basis (Excluding Items)
	(millions)
COGS
Integration & Acquisition		(5.0)	(4.7)	—
Gross profit	$2,908.6	$(5.0)	$(4.7)	$—	$2,918.3

SG&A
Transformation and Other Actions		93.6	—	47.3
Stuart Weitzman Acquisition-Related Costs		—	4.1	15.8
Operational Efficiency Plan		—	—	—
SG&A	$2,290.6	$93.6	$4.1	$63.1	$2,129.8

Operating income	$618.0	$(98.6)	$(8.8)	$(63.1)	$788.5
Tapestry, Inc. Summary - Fiscal 2016
Currency Fluctuation Effects
The change in net sales in fiscal 2016 has been presented both including and excluding currency fluctuation effects.
Net Sales
Net sales in fiscal 2016 increased 7.2% or $300.2 million to $4.49 billion, inclusive of the favorable impact of the 53rd week in fiscal 2016, which resulted in incremental net revenues of $84.4 million. Excluding the effects of foreign currency, net sales increased 9.1% or $382.1 million. This increase was primarily due to the inclusion of a full year impact of the Stuart Weitzman brand, partially offset by lower sales in Coach.
Gross Profit
Gross profit increased 4.9% or $142.7 million to $3.05 billion in fiscal 2016 from $2.91 billion in fiscal 2015. Gross margin for fiscal 2016 was 67.9% as compared to 69.4% in fiscal 2015. Excluding Non-GAAP charges of $1.1 million in fiscal 2016 and $9.7 million in fiscal 2015, as discussed in the "GAAP to Non-GAAP Reconciliation" herein, gross profit increased 4.6% or $134.1 million to $3.05 billion from $2.92 billion in fiscal 2015, and gross margin was 68.0% in fiscal 2016 as compared to 69.6% in fiscal 2015. The gross margin decline of 160 basis points excluding non-GAAP charges (or 150 basis points) was primarily due to the unfavorable effects of foreign currency on Coach, and the inclusion of the Stuart Weitzman business in our full year fiscal 2016 results (which contains lower gross margins compared to Coach).
Selling, General and Administrative Expenses
SG&A expenses increased 4.7% or $107.2 million to $2.40 billion in fiscal 2016 as compared to $2.29 billion in fiscal 2015. As a percentage of net sales, SG&A expenses decreased to 53.4% during fiscal 2016 as compared to 54.6% during fiscal 2015. Excluding Non-GAAP charges of $122.0 million in fiscal 2016 and $160.8 million in fiscal 2015, as discussed in the "GAAP to Non-GAAP Reconciliation" herein, SG&A expenses increased 6.9% or $146.0 million from fiscal 2015; and SG&A expenses as a percentage of net sales remained relatively flat at 50.7% in fiscal 2016 compared to 50.8% in fiscal 2015.
Corporate expenses, which are included within SG&A expenses discussed above but are not directly attributable to a reportable segment, increased 17.6% or $60.4 million to $403.4 million in fiscal 2016. Excluding non-GAAP charges of $107.4 million and $63.1 million in fiscal 2016 and fiscal 2015, respectively, as discussed in the "GAAP to Non-GAAP Reconciliation" herein, SG&A expenses increased 5.8% or $16.1 million to $296.0 million in fiscal 2016. This is primarily due to increased information systems costs and litigation costs.
Operating Income
Operating income increased 5.7% or $35.5 million to $653.5 million during fiscal 2016 as compared to $618.0 million in fiscal 2015. Operating margin decreased to 14.5% as compared to 14.7% in fiscal 2015. Excluding non-GAAP charges of $123.1 million in fiscal 2016 and $170.5 million in fiscal 2015, as discussed in the "GAAP to Non-GAAP Reconciliation" herein, operating income decreased 1.5% or $11.9 million to $776.6 million from $788.5 million in fiscal 2015; and operating margin was 17.3%, in fiscal 2016 as compared to 18.8% in fiscal 2015.

Provision for Income Taxes
The effective tax rate was 26.5% in fiscal 2016, as compared to 34.2% in fiscal 2015. Excluding non-GAAP charges as discussed in the "GAAP to Non-GAAP Reconciliation" herein, the effective tax rate was 26.4% in fiscal 2016, as compared to 32.1% in fiscal 2015. The decrease in our effective tax rate was primarily attributable to the expiration of certain statutes partially offset by the impact of certain ongoing audits, the benefit of available foreign tax credits, and the geographic mix of earnings.
Net Income
Net income increased 14.4% or $58.1 million to $460.5 million in fiscal 2016 as compared to $402.4 million in fiscal 2015. Excluding non-GAAP charges as discussed in the "GAAP to Non-GAAP Reconciliation" herein, net income increased 3.8% or $20.5 million to $551.7 million in fiscal 2016 from $531.2 million in fiscal 2015. This increase was primarily due to lower provision for income taxes, partially offset by the impact of increased interest expense attributable to our debt as well as lower operating income.
Earnings per Share
Net income per diluted share increased 13.6% to $1.65 in fiscal 2016 as compared to $1.45 in fiscal 2015. Excluding non-GAAP charges as discussed in the "GAAP to Non-GAAP Reconciliation" herein, net income per diluted share increased 3.1% or $0.06 to $1.98 in fiscal 2016 from $1.92 in fiscal 2015, due to higher net income. The impact of the 53rd week contributed approximately $0.07 to net income per diluted share.
Segment Performance - Fiscal 2016
Coach

	Fiscal Year Ended
	July 2, 2016		June 27, 2015		Variance
	(millions)
	Amount	% of net sales	Amount	% of net sales	Amount	%
Net sales	$4,147.1	100.0%	$4,148.6	100.0%	$(1.5)	—%
Gross profit	2,848.9	68.7	2,888.7	69.6	(39.8)	(1.4)
SG&A expenses	1,824.5	44.0	1,923.1	46.4	(98.6)	(5.1)
Operating income	1,024.4	24.7	965.6	23.3	58.8	6.1
Coach Net Sales remained relatively flat in fiscal 2016 as compared to fiscal 2015. Excluding the unfavorable impact of foreign currency, net sales increased 1.8% or $76.0 million. The following discussion is presented excluding the favorable impact of the 53rd week in fiscal 2016 to net sales of $77.0 million and the impact of foreign currency. The decrease in net sales was primarily driven by lower comparable store sales of $72.9 million or 2.4%, primarily due to lower traffic, partially offset by higher transaction size and improved conversion. Excluding the negative impact of the Internet business on comparable store sales, which was primarily attributable to the impact of reduced outlet Internet events, comparable store sales decreased 2.3%. Net sales attributable to non-comparable stores increased by $69.4 million primarily driven by new stores in Greater China and Asia. Coach sales were also positively impacted by higher wholesale sales of approximately $10.2 million, primarily due to an expanded wholesale distribution network in Europe.
Coach Gross Profit decreased 1.4% or $39.8 million to $2.85 billion in fiscal 2016. Furthermore, gross margin for the Coach brand decreased 90 basis points from 69.6% in fiscal 2015 to 68.7% in fiscal 2016, inclusive of an unfavorable 100 basis point foreign currency impact. Excluding non-GAAP charges of $5.0 million in fiscal 2015, gross profit decreased 1.5% or $44.8 million to $2.85 billion in fiscal 2016, resulting in a gross margin of 68.7% as compared to 69.7% in fiscal 2015.
Coach SG&A Expenses decreased 5.1% or $98.6 million to $1.82 billion in fiscal 2016 as compared to $1.92 billion in fiscal 2015. SG&A expenses as a percentage of net sales also decreased to 44.0% in fiscal 2016 as compared to 46.4% in fiscal 2015. Excluding Non-GAAP charges of $93.6 million in fiscal 2015, as discussed in the "GAAP to Non-GAAP" Reconciliation" herein, SG&A expenses decreased slightly by 0.3% or $5.0 million in fiscal 2016 as compared to fiscal 2015; and SG&A expenses as a percentage of net sales remained relatively consistent at 44.0% in fiscal 2016 compared to 44.1% in fiscal 2015.
Coach Operating Income increased 6.1% or $58.8 million to $1.02 billion in fiscal 2016 reflecting lower SG&A expenses of $98.6 million. Furthermore, operating margin decreased 140 basis points to 24.7% in fiscal 2016 as compared to 23.3% during the same period in the prior year. Excluding non-GAAP charges of $98.6 million in fiscal 2015, operating income decreased 3.7% or $39.8 million, resulting in an operating margin of 24.7% in fiscal 2016 as compared to 25.7% in fiscal 2015.

Stuart Weitzman

	Fiscal Year Ended
	July 2, 2016		June 27, 2015		Variance
	(millions)
	Amount	% of net sales	Amount	% of net sales	Amount	%
Net sales	$344.7	100.0%	$43.0	100.0%	$301.7	NM
Gross profit	202.4	58.7	19.9	46.4	182.5	NM
SG&A expenses	169.9	49.3	24.5	56.9	145.4	NM
Operating income (loss)	32.5	9.4	(4.6)	(10.7)	37.1	NM

NM - Not meaningful
Stuart Weitzman Net Sales increased $301.7 million to $344.7 million in fiscal 2016, including the favorable impact of the 53rd week in fiscal 2016, which resulted in incremental net revenues of $7.4 million. This increase was due to the inclusion of a full fiscal year impact of the Stuart Weitzman brand, compared to approximately two months in the prior fiscal year.
Stuart Weitzman Gross Profit increased $182.5 million to $202.4 million in fiscal 2016 from $19.9 million in fiscal 2015, due to the inclusion of a full fiscal year impact of the Stuart Weitzman brand, compared to approximately two months in the prior fiscal year. Furthermore, gross margin was 58.7% in fiscal 2016 as compared to 46.4% in the short acquisition year of fiscal 2015 (which included the short-term impact of the amortization of the fair value of the inventory step-up). Excluding non-GAAP charges of $1.1 million in fiscal 2016 and $4.7 million in fiscal 2015, gross profit increased $178.9 million to $203.5 million, resulting in a gross margin of 59.1% in fiscal 2016 as compared to 57.4% in fiscal 2015.
Stuart Weitzman SG&A Expenses increased $145.4 million to $169.9 million in fiscal 2016 from $24.5 million in fiscal 2015, due to the inclusion of a full fiscal year impact of the Stuart Weitzman brand, compared to approximately two months in the prior fiscal year. As a percentage of net sales, SG&A expenses decreased to 49.3% in fiscal 2016 as compared to 56.9% in fiscal 2015. Excluding non-GAAP charges of $14.6 million in fiscal 2016 and $4.1 million in fiscal 2015, SG&A expenses increased $134.9 million to $155.3 million; and SG&A expenses as a percentage of net sales decreased to 45.0% in fiscal 2016 compared to 47.6% in fiscal 2015.
Stuart Weitzman Operating Income increased $37.1 million to $32.5 million in fiscal 2016, resulting in an operating margin of 9.4%, compared to an operating loss of $4.6 million in fiscal 2015. Excluding non-GAAP charges, including acquisition and integration-related costs as well as the short-term impact of purchase accounting, Stuart Weitzman operating income totaled $48.2 million in fiscal 2016, resulting in an operating margin of 14.0%. This compared to Stuart Weitzman operating income of $4.2 million in fiscal 2015, resulting in an operating margin of 9.8%.

NON-GAAP MEASURES
The Company’s reported results are presented in accordance with GAAP. The reported gross profit, SG&A expenses, operating income, provision for income taxes, net income and earnings per diluted share in fiscal 2017, fiscal 2016 and fiscal 2015 reflect certain items, including the impact of the Transformation Plan, the Operational Efficiency Plan and Acquisition-related Charges. As a supplement to the Company's reported results, these metrics are also reported on a non-GAAP basis to exclude the impact of these items, along with a reconciliation to the most directly comparable GAAP measures.
Comparable store sales, which is a non-GAAP measure, reflects sales performance at stores that have been open for at least 12 months, and includes sales from the Internet. In certain instances, orders placed via the Internet are fulfilled by a physical store; such sales are recorded by the physical store. The Company excludes new locations from the comparable store base for the first twelve months of operation. Comparable store sales have not been adjusted for store expansions.
Furthermore, the Company’s sales and earnings per diluted share results are presented both including and excluding the impact of the 53rd week in fiscal year 2016.
These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results for the periods affected. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items. In addition, the compensation committee of the Company’s Board will use these non-GAAP measures when setting and assessing achievement of incentive compensation goals.
The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Fluctuations in foreign currency exchange rates can affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and profit. Accordingly, certain increases and decreases in operating results for the Company, the Coach segment and the Stuart Weitzman segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated amounts into U.S. dollars and compared to the same period in the prior fiscal year. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period's monthly average currency conversion rate.
We believe these non-GAAP measures are useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, we believe presenting certain increases and decreases in constant currency provides a framework for assessing the performance of the Company’s business outside the United States and helps investors and analysts understand the effect of significant year-over-year currency fluctuations. We believe excluding these items assists investors and others in developing expectations of future performance. By providing the non-GAAP measures, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, these non-GAAP measures may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
For a detailed discussion on these non-GAAP measures, see Item 6. "Selected Financial Data," included in the Annual Report on Form 10-K previously filed as Coach, Inc. on August 18, 2017 and the Results of Operations section within Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations" herein.

FINANCIAL CONDITION
Cash Flows - Fiscal 2017 Compared to Fiscal 2016

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	Change
	(millions)
Net cash provided by operating activities	$853.8	$758.6	$95.2
Net cash provided by (used in) investing activities	593.0	(810.0)	1,403.0
Net cash provided by (used in) financing activities	369.5	(384.9)	754.4
Effect of exchange rate changes on cash and cash equivalents	(2.4)	3.5	(5.9)
Net increase (decrease) in cash and cash equivalents	$1,813.9	$(432.8)	$2,246.7
The Company’s cash and cash equivalents increased by $1.81 billion in fiscal 2017 compared to a decrease of $432.8 million in fiscal 2016, as discussed below.
Net cash provided by operating activities
Net cash provided by operating activities increased $95.2 million primarily due to higher net income of $130.5 million and higher non-cash charges of $98.5 million, partially offset by changes in operating assets and liabilities of $133.8 million.
The $133.8 million decline in changes in our operating asset and liability balances was primarily driven by changes in other liabilities, accrued liabilities and inventories, partially offset by changes in accounts payable and other assets. Other liabilities were a use of cash of $53.4 million in fiscal 2017 compared to a source of cash of $49.5 million in fiscal 2016, primarily driven by changes in tax liabilities (including the expiration of statutes during the quarter), partially offset by higher store-related liabilities in fiscal 2016. Accrued liabilities were a use of cash of $50.1 million in fiscal 2017 as compared to a source of cash of $30.1 million in fiscal 2016, primarily driven by changes in derivative positions due to foreign currency fluctuations and timing of other operating payments. Inventories were a use of cash of $20.0 million in fiscal 2017 as compared to a source of cash of $40.7 million in fiscal 2016, primarily driven by increased inventory purchases. Accounts payable were a source of cash of $8.4 million in fiscal 2017 as compared to a use of cash in fiscal 2016 of $48.4 million, primarily driven by timing of inventory payments and other expenses. Other assets were a source of cash of $48.0 million in fiscal 2017 as compared to a use of cash of $6.3 million in fiscal 2016, primarily driven by lower prepaid assets when compared to prior year.
Net cash provided by (used in) investing activities
Net cash provided by investing activities was $593.0 million in fiscal 2017 compared to a use of cash of $810.0 million in fiscal 2016. The $1.40 billion increase in net cash was primarily due to proceeds from the sale of the Company's equity method investment in Hudson Yards of $680.6 million in fiscal 2017, the impact of net cash proceeds from maturities and sales of investments of $67.7 million in fiscal 2017, compared to net purchases of investments of $238.8 million in fiscal 2016. This increase is also due to the absence of an equity method investment in fiscal 2017 as compared to a $140.3 million investment in fiscal 2016. Furthermore, in fiscal 2017, the Company received proceeds from the sale of its prior headquarters of $126.0 million. The Company spent $283.1 million on capital expenditures in fiscal 2017 as compared to $396.4 million in fiscal 2016.
Net cash provided by (used in) financing activities
Net cash provided by financing activities was $369.5 million in fiscal 2017 as compared to a use of cash of $384.9 million in fiscal 2016. This net increase of $754.4 million was primarily due to the net proceeds of the issuance of Senior Notes in fiscal 2017 of $997.2 million, partially offset by the repayment of long-term debt of $285.0 million.

Cash Flows - Fiscal 2016 Compared to Fiscal 2015

	Fiscal Year Ended
	July 2, 2016	June 27, 2015	Change
	(millions)
Net cash provided by operating activities	$758.6	$937.4	$(178.8)
Net cash used in investing activities	(810.0)	(612.9)	(197.1)
Net cash (used in) provided by financing activities	(384.9)	389.3	(774.2)
Effect of exchange rate changes on cash and cash equivalents	3.5	(13.9)	17.4
Net (decrease) increase in cash and cash equivalents	$(432.8)	$699.9	$(1,132.7)
The Company’s cash and cash equivalents decreased $432.8 million in fiscal 2016 compared to an increase of $699.9 million in fiscal 2015, as discussed below.
Net cash provided by operating activities
Net cash provided by operating activities decreased $178.8 million primarily due to the year-over-year declines in cash sources from operating assets and liabilities (decrease of $131.7 million) and noncash charges (decrease of $105.2 million), partially offset by higher net income of $58.1 million.
The overall decline in changes in our operating asset and liability balances were primarily driven by changes in accounts payable, other liabilities, accrued liabilities, accounts receivable and other balance sheet changes. Accounts payable were a use of cash of $48.4 million in fiscal 2016 as compared to a source of cash in fiscal 2015 of $64.4 million, driven by an overall decrease in inventory purchases (as well as timing of inventory payments), the timing of transformation-related payments and a decrease in payables due to timing of payments. Other liabilities were a source of cash of $49.5 million in fiscal 2016 compared to a use of cash of $5.9 million in fiscal 2015, primarily driven by additional store-related liabilities, largely due to the execution of two new store leases in the third quarter of fiscal 2016 on Fifth Avenue in New York City and Regent Street in London. Accrued liabilities was a source of cash of $30.1 million in fiscal 2016 as compared to a source of cash of $63.2 million in fiscal 2015. This decrease is primarily driven by higher bonus payments in the first quarter of fiscal 2016 compared to fiscal 2015, partially offset by an increase in accrued duties. Accounts receivable was a use of cash of $28.3 million in fiscal 2016 compared to a source of cash of $0.3 million in fiscal 2015, primarily driven by increased wholesale shipments for Coach brand and an increase in credit card receivables in fiscal 2016 as compared to fiscal 2015 driven by the timing of sales in the last week of fiscal 2016. Other balance sheet changes, net, were a use of cash of $6.3 million in fiscal 2016 as compared to a source of cash of $17.8 million in fiscal 2015, primarily due to increased store-related related receivables during fiscal 2016 as compared to fiscal 2015 as a result of select new store openings, including our Fifth Avenue and Regent Street stores, described above.
Net cash used in investing activities
Net cash used in investing activities was $810.0 million in fiscal 2016 compared to a use of cash of $612.9 million in fiscal 2015. The increase in net cash used of $197.1 million was primarily due to the impact of net cash used for purchase of investments of $238.8 million in fiscal 2016, compared to net proceeds from investments of $255.6 million in fiscal 2015, as well as increased capital expenditures in fiscal 2016, partially offset by a $494.0 million decrease in cash used for acquisitions, primarily related to the Stuart Weitzman acquisition that occurred in the fourth quarter of fiscal 2015.
Net cash (used in) provided by financing activities
Net cash used in financing activities was $384.9 million in fiscal 2016 as compared to a source of cash of $389.3 million in fiscal 2015. This increase in cash used of $774.2 million was primarily due to the absence of proceeds in fiscal 2016 from the issuance of long-term debt in fiscal 2015. In fiscal 2015, the Company had proceeds from the issuance of long-term debt of $896.7 million, partially offset by net repayments of $140.0 million under the Company's Amended and Restated Credit Agreement.

Working Capital and Capital Expenditures
As of July 1, 2017, in addition to our cash flows from operations, our sources of liquidity and capital resources were comprised of the following:

	Sources of Liquidity	Outstanding Indebtedness	Total Available Liquidity(1)
	(millions)
Cash and cash equivalents(2)	$2,672.9	$—	$2,672.9
Short-term investments(2)	410.7	—	410.7
Non-current investments	75.1	—	75.1
Revolving Credit Facility(1)(3)	900.0	—	900.0
Term Loans(1)	1,100.0	—	1,100.0
3.000% Senior Notes due 2022(4)	400.0	400.0	—
4.250% Senior Notes due 2025(4)	600.0	600.0	—
4.125% Senior Notes due 2027(4)	600.0	600.0	—
Total	$6,758.7	$1,600.0	$5,158.7

(1)
On May 30, 2017, the Company entered into a definitive credit agreement whereby Bank of America, N.A., as administrative agent, the other agents party thereto, and a syndicate of banks and financial institutions have (i) committed to lend to the Company, subject to the satisfaction or waiver of the conditions set forth in the agreement, an $800.0 million term loan facility maturing six months after the term loans thereunder are borrowed (the “Six-Month Term Loan Facility”), and a $300.0 million term loan facility maturing three years after the term loans thereunder are borrowed (collectively with the Six-Month Term Loan Facility, the “Term Loan Facilities”) and (ii) made available to the Company a $900.0 million revolving credit facility, including sub-facilities for letters of credit, with a maturity date of May 30, 2022 (the "Revolving Credit Facility" and collectively with the Term Loan Facilities, the "Facility"). Subsequent to fiscal 2017 year end, in connection with the acquisition of Kate Spade, the Company borrowed $800.0 million under the six-month term loan credit facility and $300.0 million under the three-year term loan credit facility for a total of $1.1 billion. Refer to Note 20, "Subsequent Events" for further information.

(2)
As of July 1, 2017, approximately 39% of our cash and short-term investments were held outside the U.S. in jurisdictions where we intend to permanently reinvest our undistributed earnings to support our continued growth. We are not dependent on foreign cash to fund our domestic operations. If we choose to repatriate any funds to the U.S. in the future, we would be subject to applicable U.S. and foreign taxes.

(3)
On May 30, 2017, the Revolving Credit Facility replaced the Company's previously existing revolving credit facility agreement under the Amendment and Restatement Agreement, dated as of March 18, 2015, by and between the Company, certain lenders and JPMorgan Chase Bank, N.A., as administrative agent. Borrowings under the Facility bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) an alternate base rate (which is a rate equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% or (iii) the Adjusted LIBO Rate for a one month Interest Period on such day plus 1%) or (b) a rate based on the rates applicable for deposits in the interbank market for U.S. Dollars or the applicable currency in which the loans are made plus, in each case, an applicable margin. The applicable margin will be determined by reference to a grid, defined in the Credit Agreement, based on the ratio of (a) consolidated debt plus 600% of consolidated lease expense to (b) consolidated EBITDAR. Additionally, the Company pays a commitment fee at a rate determined by the reference to the aforementioned pricing grid. The Company had no outstanding borrowings under the Revolving Credit Facility at fiscal year end. Refer to Note 10, "Debt" for further information on our existing debt instruments.

(4)
In March 2015, the Company issued $600.0 million aggregate principal amount of 4.250% senior unsecured notes due April 1, 2025 at 99.445% of par (the "2025 Senior Notes"). Furthermore, on June 20, 2017, the Company issued $400.0 million aggregate principal amount of 3.000% senior unsecured notes due July 15, 2022 at 99.505% of par (the "2022 Senior Notes"), and $600.0 million aggregate principal amount of 4.125% senior unsecured notes due April 15, 2027 at 99.858% of par (the "2027 Senior Notes"). Furthermore, the indentures for the 2025 Senior Notes, 2022 Senior Notes and 2027 Senior Notes contain certain covenants limiting the Company's ability to: (i) create certain liens, (ii) enter into certain sale and leaseback transactions and (iii) merge, or consolidate or transfer, sell or lease all or substantially all of the Company's assets. As of July 1, 2017, no known events of default have occurred. Refer to Note 10, "Debt" for further information on our existing debt instruments.

We believe that our Revolving Credit Facility and Term Loans are adequately diversified with no undue concentrations in any one financial institution. As of July 1, 2017, there were 13 financial institutions participating in the Revolving Credit Facility and Term Loans, with no one participant maintaining a combined maximum commitment percentage in excess of 13%. We have no reason to believe at this time that the participating institutions will be unable to fulfill their obligations to provide financing in accordance with the terms of the facility in the event we elect to draw funds in the foreseeable future.
We have the ability to draw on our credit facilities or access other sources of financing options available to us in the credit and capital markets for, among other things, our restructuring initiatives, acquisition or integration-related costs, settlement of a material contingency, or a material adverse business or macroeconomic development, as well as for other general corporate business purposes.
Management believes that cash flows from operations, access to the credit and capital markets and our credit lines, on-hand cash and cash equivalents and our investments will provide adequate funds to support our operating, capital, and debt service requirements for the foreseeable future, our plans for acquisitions, further business expansion and restructuring-related initiatives. We expect total capital expenditures to be in the area of $325 million in fiscal 2018. Future events, such as acquisitions or joint ventures, and other similar transactions may require additional capital. There can be no assurance that any such capital will be available to the Company on acceptable terms or at all. Our ability to fund working capital needs, planned capital expenditures, dividend payments and scheduled debt payments, as well as to comply with all of the financial covenants under our debt agreements, depends on future operating performance and cash flow, which in turn are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond the Company's control.
Kate Spade Acquisition
On July 11, 2017, the Company completed its acquisition of Kate Spade & Company for $18.50 per share in cash for a total of approximately $2.4 billion. As a result, Kate Spade has become a wholly owned subsidiary of Coach, Inc. The combination of Coach, Inc. and Kate Spade & Company creates a leading luxury lifestyle company with a more diverse multi-brand portfolio supported by significant expertise in handbag design, merchandising, supply chain and retail operations as well as solid financial acumen.
Stuart Weitzman Acquisition
On May 4, 2015, pursuant to the terms of the purchase agreement dated January 5, 2015, the Company acquired all of the equity interests of Stuart Weitzman Intermediate LLC, a luxury footwear company and the parent of Stuart Weitzman Holdings, LLC, from Topco for an aggregate payment of approximately $531.1 million in cash, subject to a potential earnout of up to $44.1 million of cash based on achievement of certain revenue targets. The company does not expect to achieve these revenue targets. As of July 1, 2017, the Company recorded a reversal of $35.2 million as there is no payout expected.
Seasonality
The Company's results are typically affected by seasonal trends. During the first fiscal quarter, we build inventory for the holiday selling season. In the second fiscal quarter, working capital requirements are reduced substantially as we generate higher net sales and operating income, especially during the holiday months of November and December.
Fluctuations in net sales, operating income and operating cash flows of the Company in any fiscal quarter may be affected by the timing of wholesale shipments and other events affecting retail sales, including adverse weather conditions or other macroeconomic events.

Contractual and Other Obligations
Firm Commitments
As of July 1, 2017, the Company's contractual obligations are as follows:

	Total	Fiscal 2018	Fiscal 2019 – 2020	Fiscal 2021 – 2022	Fiscal 2023 and Beyond
	(millions)
Capital expenditure commitments	$78.0	$47.7	$22.7	$7.6	$—
Inventory purchase obligations	167.5	167.5	—	—	—
Operating leases	2,458.7	295.4	512.4	400.0	1,250.9
Debt repayment	1,600.0	—	—	400.0	1,200.0
Interest on outstanding debt	514.0	46.4	124.5	124.5	218.6
Other	6.0	2.6	3.4	—	—
Total	$4,824.2	$559.6	$663.0	$932.1	$2,669.5
Excluded from the above contractual obligations table is the non-current liability for unrecognized tax benefits of $118.2 million as of July 1, 2017, as we cannot make a reliable estimate of the period in which the liability will be settled, if ever. The above table also excludes amounts included in current liabilities in the Consolidated Balance Sheet at July 1, 2017 as these items will be paid within one year, certain long-term liabilities not requiring cash payments and cash contributions for the Company’s pension plan.
On May 7, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kate Spade & Company and Chelsea Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Coach (the “Merger Sub”). Pursuant to the Merger Agreement, on May 26, 2017, Merger Sub commenced an all-cash tender offer to acquire all of Kate Spade's outstanding shares of common stock, par value $1.00 per share, at a purchase price of $18.50 per share. The Company completed its acquisition on July 11, 2017. The purchase price was approximately $2.4 billion, which was funded by a combination of Senior Notes, Term Loan Facilities and cash on hand. The purchase price and Term Loan Facilities are excluded from the above table, as they occurred subsequent to July 1, 2017. Refer to the Working Capital and Capital Expenditures table above for more information on the Term Loan Facilities and Senior Notes.
The Company currently estimates that it will incur costs in the range of $150 - $200 million related to Kate Spade integration in fiscal 2018, which include severance, store closure costs and inventory realignment. The Company continues to fully develop its integration plan. Of these costs, the Company expects to incur approximately $60 million of severance and other costs related to agreements with certain Kate Spade executives. This amount is excluded from the above table, as these contractual obligations were created subsequent to July 1, 2017.
The Company also expects to incur costs of approximately $45 million of acquisition-related expenses, which is excluded from the above table, as these contractual obligations were created subsequent to July 1, 2017.
Refer to Note 7, "Acquisitions," and Note 20, "Subsequent Events," for further information.
Off-Balance Sheet Arrangements
In addition to the commitments included in the table above, we have outstanding letters of credit and bank guarantees of $9.0 million as of July 1, 2017, primarily serving to collateralize our obligation to third parties for insurance claims, leases and material used in product manufacturing. These letters of credit expire at various dates through 2039.
We do not maintain any other off-balance sheet arrangements, transactions, obligations, or other relationships with unconsolidated entities that would be expected to have a material current or future effect on our consolidated financial statements. Refer to Note 11, "Commitments and Contingencies," to the accompanying audited consolidated financial statements for further information.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect our results of operations, financial condition and cash flows as well as the disclosure of contingent assets and liabilities as of the date of the Company's financial statements. Actual results could differ from estimates in amounts that may be material to the financial statements. Predicting future events is inherently an imprecise activity and, as such, requires the use of judgment. Actual results could differ from estimates in amounts that may be material to the financial statements. The development and selection of the Company’s critical accounting policies and estimates are periodically reviewed with the Audit Committee of the Board.
The accounting policies discussed below are considered critical because changes to certain judgments and assumptions inherent in these policies could affect the financial statements. For more information on the Company's accounting policies, please refer to the Notes to Consolidated Financial Statements.
Revenue Recognition
Revenue is recognized by the Company when there is persuasive evidence of an arrangement, delivery has occurred (and risks and rewards of ownership have been transferred to the buyer), price has been fixed or is determinable, and collectability is reasonably assured.
Retail store and concession-based shop-in-shop revenues are recognized at the point of sale, which occurs when merchandise is sold in an over-the-counter consumer transaction. Internet revenue from sales of products ordered through the Company’s e-commerce sites is recognized upon delivery and receipt of the shipment by its customers and includes shipping and handling charges paid by customers. Retail and internet revenues are also reduced by an estimate for returns at the time of sale.
Wholesale revenue is recognized at the time title passes and risk of loss is transferred to customers. Wholesale revenue is recorded net of estimates of markdown allowances, returns and discounts. Estimates for markdown reserves are based on historical trends, actual and forecasted seasonal results, an evaluation of current economic and market conditions, retailer performance, and, in certain cases, contractual terms. Returns and allowances require pre-approval from management and discounts are based on trade terms. The Company reviews and refines these estimates on a quarterly basis. The Company’s historical estimates of these costs have not differed materially from actual results.
At July 1, 2017, a 10% change in the allowances for estimated uncollectible accounts, markdowns and returns would not have resulted in a material change in the Company's reserves and net sales.
Inventories
Substantially all of the Company's inventories are comprised of finished goods, and are reported at the lower of cost or market. Inventory costs include material, conversion costs, freight and duties and are primarily determined by the first-in, first-out method. The Company reserves for inventory, including slow-moving and aged inventory, based on current product demand, expected future demand and historical experience. A decrease in product demand due to changing customer tastes, buying patterns or increased competition could impact the Company's evaluation of its inventory and additional reserves might be required. Estimates may differ from actual results due to the quantity, quality and mix of products in inventory, consumer and retailer preferences and market conditions. At July 1, 2017, a 10% change in the inventory reserve, would not have resulted in material change in inventory and cost of sales.
Business Combinations
In connection with an acquisition, the Company records all assets acquired and liabilities assumed of the acquired business at their acquisition date fair value, including the recognition of contingent consideration at fair value on the acquisition date. These fair value determinations require judgment and may involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items. We may utilize independent third-party valuation firms to assist in making these fair value determinations. Refer to Note 7, "Acquisitions," for detailed disclosures related to our acquisitions.
Goodwill and Other Intangible Assets
Goodwill and certain other intangible assets deemed to have indefinite useful lives, including trademarks and trade names, are not amortized, but are assessed for impairment at least annually. Finite-lived intangible assets are amortized over their respective estimated useful lives and, and along with other long-lived assets as noted above, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying values may not be fully recoverable. Estimates of fair value for finite-lived and indefinite-lived intangible assets are primarily determined using discounted cash flows and the relief from royalty method, respectively, with consideration of market comparisons and recent transactions. This approach uses significant estimates and assumptions, including projected future cash flows, discount rates, royalty rates and growth rates.

The Company generally performs its annual goodwill and indefinite-lived intangible assets impairment analysis using a quantitative approach. The quantitative goodwill impairment test identifies the existence of potential impairment by comparing the fair value of each reporting unit with its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, the reporting unit's goodwill is considered not to be impaired. If the carrying value of a reporting unit exceeds its fair value, an impairment charge is recognized in an amount equal to that excess. The impairment charge recognized is limited to the amount of goodwill allocated to that reporting unit.
Determination of the fair value of a reporting unit and intangible asset is based on management's assessment, considering independent third-party appraisals when necessary. Furthermore, this determination is judgmental in nature and often involves the use of significant estimates and assumptions, which may include projected future cash flows, discount rates, royalty rates, growth rates, and determination of appropriate market comparables and recent transactions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the amount of any such charge.
The Company performs its annual impairment assessment of goodwill, including trademarks and trade names, during the fourth quarter of each fiscal year. The Company determined that there was no impairment in fiscal 2017, fiscal 2016 or fiscal 2015 as the fair values of our Coach brand reporting units significantly exceeded their respective carrying values. Furthermore, given the recency of our Stuart Weitzman acquisition, the fair values of the Stuart Weitzman brand reporting unit and indefinite-lived trademarks and trade names exceeded their respective carrying values of $267.0 million and $156.0 million respectively, by approximately 20%. Several factors could impact the Stuart Weitzman brand's ability to achieve future cash flows, including the optimization of the store fleet productivity, the impact of promotional activity in department stores, the consolidation or take-back of certain distributor relationships, the simplification of certain corporate overhead structures and other initiatives aimed at expanding higher performing categories of the business. Given the relatively small excess of fair value over carrying value as noted above, if profitability trends decline during fiscal 2018 from those that are expected, it is possible that an interim test, or our annual impairment test, could result in an impairment of these assets.
Valuation of Long-Lived Assets
Long-lived assets, such as property and equipment, are evaluated for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than its carrying value, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions.
In determining future cash flows, the Company takes various factors into account, including the effects of macroeconomic trends such as consumer spending, in-store capital investments, promotional cadence, the level of advertising and changes in merchandising strategy. Since the determination of future cash flows is an estimate of future performance, there may be future impairments in the event that future cash flows do not meet expectations.
Share-Based Compensation
The Company recognizes the cost of equity awards to employees and the non-employee Directors based on the grant-date fair value of those awards. The grant-date fair values of share unit awards are based on the fair value of the Company's common stock on the date of grant. The grant-date fair value of stock option awards is determined using the Black-Scholes option pricing model and involves several assumptions, including the expected term of the option, expected volatility and dividend yield. The expected term of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience. Expected volatility is based on historical volatility of the Company’s stock as well as the implied volatility from publicly traded options on the Company's stock. Dividend yield is based on the current expected annual dividend per share and the Company’s stock price. Changes in the assumptions used to determine the Black-Scholes value could result in significant changes in the Black-Scholes value.
For stock options and share unit awards, the Company recognizes share-based compensation net of estimated forfeitures and revises the estimates in subsequent periods if actual forfeitures differ from the estimates. We estimate the forfeiture rate based on historical experience as well as expected future behavior.
The Company grants performance-based share awards to certain key executives, the vesting of which is subject to the executive’s continuing employment and the Company's achievement of certain performance goals. On a quarterly basis, the Company assesses actual performance versus the predetermined performance goals, and adjusts the share-based compensation expense to reflect the relative performance achievement. Actual distributed shares are calculated upon conclusion of the service and performance periods, and include dividend equivalent shares. If the performance-based award incorporates a market condition, the grant-date fair value of such award is determined using a pricing model, such as a Monte Carlo Simulation.
A hypothetical 10% change in our stock-based compensation expense would not have a material impact to our fiscal 2017 net income.

Income Taxes
The Company’s effective tax rate is based on pre-tax income, statutory tax rates, tax laws and regulations, and tax planning strategies available in the various jurisdictions in which the Company operates. The Company classifies interest and penalties on uncertain tax positions in the provision for income taxes. We record net deferred tax assets to the extent we believe that it is more likely than not that these assets will be realized. In making such determination, we consider all available evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent and expected future results of operation. We reduce our deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some amount of deferred tax assets is not expected to be realized. Deferred taxes are not provided on the undistributed earnings of subsidiaries as such amounts are considered to be permanently invested.
The Company recognizes the impact of tax positions in the financial statements if those positions will more likely than not be sustained on audit, based on the technical merits of the position. Although we believe that the estimates and assumptions we use are reasonable and legally supportable, the final determination of tax audits could be different than that which is reflected in historical tax provisions and recorded assets and liabilities. Tax authorities periodically audit the Company’s income tax returns, and in specific cases, the tax authorities may take a contrary position that could result in a significant impact on our results of operations. Significant management judgment is required in determining the effective tax rate, in evaluating our tax positions and in determining the net realizable value of deferred tax assets.
Recent Accounting Pronouncements
See Note 2, "Significant Accounting Policies," to the accompanying audited consolidated financial statements for a description of certain recently adopted, issued or proposed accounting standards which may impact our consolidated financial statements in future reporting periods.
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION

All other schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tapestry, Inc.
New York, New York
We have audited the accompanying consolidated balance sheets of Tapestry, Inc. and subsidiaries (the "Company") as of July 1, 2017 and July 2, 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended July 1, 2017. Our audits also included the financial statement schedule listed in the Index to the Consolidated Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tapestry, Inc. and subsidiaries at July 1, 2017 and July 2, 2016, and the results of their operations and their cash flows for each of the three years in the period ended July 1, 2017, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of July 1, 2017, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 18, 2017 expressed an unqualified opinion on the Company's internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 18, 2017 (February 7, 2018, as to the change in reportable segments in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tapestry, Inc.
New York, New York
We have audited the internal control over financial reporting of Tapestry, Inc. and subsidiaries (the "Company") as of July 1, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control over Financial Reporting (not presented herein). Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of July 1, 2017, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended July 1, 2017 of the Company and our report dated August 18, 2017 (February 7, 2018, as to the change in reportable segments in Note 1) expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ DELOITTE & TOUCHE LLP
New York, New York
August 18, 2017

TAPESTRY, INC.
CONSOLIDATED BALANCE SHEETS

	July 1, 2017	July 2, 2016
	(millions)
ASSETS
Current Assets:
Cash and cash equivalents	$2,672.9	$859.0
Short-term investments	410.7	460.4
Trade accounts receivable, less allowances of $1.9 and $2.2, respectively	268.0	245.2
Inventories	469.7	459.2
Income tax receivable	41.5	13.6
Prepaid expenses	58.6	58.0
Other current assets	31.9	77.5
Total current assets	3,953.3	2,172.9
Property and equipment, net	691.4	919.5
Long-term investments	75.1	558.6
Goodwill	480.5	502.4
Intangible assets	340.8	346.8
Deferred income taxes	170.5	248.8
Other assets	120.0	143.7
Total assets	$5,831.6	$4,892.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$194.6	$186.7
Accrued liabilities	559.2	625.0
Current debt	—	15.0
Total current liabilities	753.8	826.7
Long-term debt	1,579.5	861.2
Other liabilities	496.4	521.9
Total liabilities	2,829.7	2,209.8

See Note 11 on commitments and contingencies

Stockholders’ Equity:
Preferred stock: (authorized 25.0 million shares; $0.01 par value) none issued	—	—
Common stock: (authorized 1.0 billion shares; $0.01 par value) issued and outstanding – 281.9 million and 278.5 million shares, respectively	2.8	2.8
Additional paid-in-capital	2,978.3	2,857.1
Retained earnings (accumulated deficit)	107.7	(104.1)
Accumulated other comprehensive loss	(86.9)	(72.9)
Total stockholders’ equity	3,001.9	2,682.9
Total liabilities and stockholders’ equity	$5,831.6	$4,892.7

See accompanying Notes.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	June 27, 2015
	(millions, except per share data)
Net sales	$4,488.3	$4,491.8	$4,191.6
Cost of sales	1,407.2	1,440.5	1,283.0
Gross profit	3,081.1	3,051.3	2,908.6
Selling, general and administrative expenses	2,293.7	2,397.8	2,290.6
Operating income	787.4	653.5	618.0
Interest expense, net	28.4	26.9	6.4
Income before provision for income taxes	759.0	626.6	611.6
Provision for income taxes	168.0	166.1	209.2
Net income	$591.0	$460.5	$402.4
Net income per share:
Basic	$2.11	$1.66	$1.46
Diluted	$2.09	$1.65	$1.45
Shares used in computing net income per share:
Basic	280.6	277.6	275.7
Diluted	282.8	279.3	277.2
Cash dividends declared per common share	$1.350	$1.350	$1.350

See accompanying Notes.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	June 27, 2015
	(millions)
Net Income	$591.0	$460.5	$402.4
Other comprehensive (loss) income, net of tax:
Unrealized gains (losses) on cash flow hedging derivatives, net	11.8	(13.2)	3.8
Unrealized (losses) on available-for-sale debt investments, net	(0.7)	(0.2)	(1.3)
Change in pension liability, net	1.1	(0.6)	1.0
Foreign currency translation adjustments	(26.2)	18.8	(72.5)
Other comprehensive (loss) income, net of tax	(14.0)	4.8	(69.0)
Comprehensive income	$577.0	$465.3	$333.4

 See accompanying Notes.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Shares of Common Stock	Common Stock	Additional Paid-in-Capital	(Accumulated Deficit)/ Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Total Stockholders' Equity
	(millions, except per share data)
Balance at June 28, 2014	274.4	$2.7	$2,646.1	$(219.5)	$(8.7)	$2,420.6
Net income	—	—	—	402.4	—	402.4
Other comprehensive loss	—	—	—	—	(69.0)	(69.0)
Shares issued, pursuant to stock-based compensation arrangements, net of shares withheld for taxes	2.2	0.1	19.5	—	—	19.6
Share-based compensation	—	—	94.4	—	—	94.4
Excess tax effect from share-based compensation	—	—	(5.6)	—	—	(5.6)
Dividends declared ($1.350 per share)	—	—	—	(372.5)	—	(372.5)
Balance at June 27, 2015	276.6	2.8	2,754.4	(189.6)	(77.7)	2,489.9
Net income	—	—	—	460.5	—	460.5
Other comprehensive income	—	—	—	—	4.8	4.8
Shares issued, pursuant to stock-based compensation arrangements, net of shares withheld for taxes	1.9	—	16.4	—	—	16.4
Share-based compensation	—	—	95.3	—	—	95.3
Excess tax effect from share-based compensation	—	—	(9.0)	—	—	(9.0)
Dividends declared ($1.350 per share)	—	—	—	(375.0)	—	(375.0)
Balance at July 2, 2016	278.5	2.8	2,857.1	(104.1)	(72.9)	2,682.9
Net income	—	—	—	591.0	—	591.0
Other comprehensive loss	—	—	—	—	(14.0)	(14.0)
Shares issued, pursuant to stock-based compensation arrangements, net of shares withheld for taxes	3.4	—	48.9	—	—	48.9
Share-based compensation	—	—	76.1	—	—	76.1
Excess tax effect from share-based compensation	—	—	(3.8)	—	—	(3.8)
Dividends declared ($1.350 per share)	—	—	—	(379.2)	—	(379.2)
Balance at July 1, 2017	281.9	$2.8	$2,978.3	$107.7	$(86.9)	$3,001.9

See accompanying Notes.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	June 27, 2015
	(millions)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income	$591.0	$460.5	$402.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	212.8	210.6	191.8
Provision for bad debt	1.7	3.7	1.7
Share-based compensation	73.6	86.8	88.9
Excess tax effect from share-based compensation	3.8	9.0	5.6
Restructuring activities	8.5	17.7	59.7
Deferred income taxes	78.0	(52.3)	21.5
Other noncash charges, net	(19.1)	(14.7)	(3.2)
Changes in operating assets and liabilities:
Trade accounts receivable	(29.4)	(28.3)	0.3
Inventories	(20.0)	40.7	29.2
Other liabilities	(53.4)	49.5	(5.9)
Accounts payable	8.4	(48.4)	64.4
Accrued liabilities	(50.1)	30.1	63.2
Other assets	48.0	(6.3)	17.8
Net cash provided by operating activities	853.8	758.6	937.4
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Hudson Yards sale of investments, net of expenses	680.6	—	—
Sale of former headquarters, net of expenses	126.0	—	—
Acquisition of interest in equity method investment	—	(140.3)	(139.1)
Acquisitions, net of cash acquired	—	(25.6)	(519.6)
Purchases of property and equipment	(283.1)	(396.4)	(199.3)
Purchases of investments	(523.5)	(664.7)	(49.6)
Proceeds from maturities and sales of investments	591.2	425.9	305.2
Acquisition of lease rights, net of proceeds	1.8	(8.9)	(10.5)
Net cash provided by (used in) investing activities	593.0	(810.0)	(612.9)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Dividend payments	(378.0)	(374.5)	(371.8)
Proceeds from issuance of debt, net of discount	997.2	—	896.7
Debt issuance costs	(9.8)	—	(6.6)
Repayment of debt	(285.0)	(15.0)	(0.5)
Proceeds from share-based awards	70.4	29.1	36.5
Borrowings under revolving credit facility	—	—	340.0
Repayment of revolving credit facility	—	—	(480.0)
Taxes paid to net settle share-based awards	(21.5)	(15.5)	(15.6)
Excess tax effect from share-based compensation	(3.8)	(9.0)	(5.6)
Acquisition-related payment of contingent consideration	—	—	(3.8)
Net cash provided by (used in) financing activities	369.5	(384.9)	389.3
Effect of exchange rate changes on cash and cash equivalents	(2.4)	3.5	(13.9)
Increase (decrease) in cash and cash equivalents	1,813.9	(432.8)	699.9
Cash and cash equivalents at beginning of year	859.0	1,291.8	591.9
Cash and cash equivalents at end of year	$2,672.9	$859.0	$1,291.8
Supplemental information:
Cash paid for income taxes, net	$159.1	$158.9	$180.3
Cash paid for interest	$35.4	$33.7	$1.4
Noncash investing activity – property and equipment obligations	$39.7	$48.0	$59.5

See accompanying Notes.

1. NATURE OF OPERATIONS
Tapestry, Inc. (the "Company") is a leading New York-based house of modern luxury accessories and lifestyle brands. Tapestry owns the Coach and Stuart Weitzman brands. The Company’s primary product offerings, manufactured by third-party suppliers, include women’s and men’s bags, small leather goods, footwear, ready-to-wear including outerwear, watches, weekend and travel accessories, scarves, eyewear, fragrance, jewelry and other lifestyle products.
The Company realigned its reportable segments with the new structure of its business, following the acquisition of Kate Spade & Company ("Kate Spade") on July 11, 2017. As a result of this realignment, the Company has three reportable segments, beginning in fiscal 2018: Coach, Kate Spade and Stuart Weitzman. Coach and Stuart Weitzman are presented herein for the recasted segments. The Company's former North America and International segments have been consolidated within the new Coach segment. Refer to Note 15, "Segment Information," for the retrospectively recasted segment performance.
The Coach segment includes worldwide sales of Coach brand products to customers through Coach operated stores, including the Internet, concession shop-in-shops and sales to wholesale customers and independent third party distributors.
The Stuart Weitzman segment includes worldwide sales of Stuart Weitzman brand products primarily to wholesale customers, numerous independent third party distributors and through Stuart Weitzman operated stores, including the Internet.
2. SIGNIFICANT ACCOUNTING POLICIES
Fiscal Year
The Company’s fiscal year ends on the Saturday closest to June 30. Unless otherwise stated, references to years in the financial statements relate to fiscal years. The fiscal year ended July 1, 2017 (“fiscal 2017”) was a 52-week period, the fiscal year ended July 2, 2016 (“fiscal 2016”) was a 53-week period and the fiscal year ended June 27, 2015 (“fiscal 2015”) was a 52-week period. The fiscal year ending June 30, 2018 (“fiscal 2018”) will be a 52-week period.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates in amounts that may be material to the financial statements.
Significant estimates inherent in the preparation of the consolidated financial statements include reserves for inventory; customer returns, end-of-season markdowns, and operational chargebacks; reserves for litigation and other contingencies; useful lives and impairments of long-lived tangible and intangible assets; accounting for income taxes and related uncertain tax positions; the valuation of stock-based compensation awards and related expected forfeiture rates; reserves for restructuring; and accounting for business combinations, amongst others.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and all 100% owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash balances and highly liquid investments with a maturity of three months or less at the date of purchase.
Investments
Short-term investments consist primarily of high-credit quality U.S. and non-U.S. issued corporate debt securities, and U.S. Treasuries and government agency securities with original maturities greater than three months and with maturities within one year of balance sheet date, classified as available-for-sale. Long-term investments primarily consist of high-credit quality U.S. and non-U.S. issued corporate debt securities, U.S. Treasuries and government agency securities, classified as available-for-sale, and recorded at fair value, with unrealized gains and losses recorded in other comprehensive income. Long-term investments as of July 2, 2016 also include the equity investment related to the Hudson Yards joint venture. Dividend and interest income are recognized when earned.

Investments in companies in which the Company has significant influence, but less than a controlling financial interest, are accounted for using the equity method. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the investee, however, other factors are considered, such as board representation and the rights to participate in the day-to-day operations of the business. During fiscal 2016, the Company had an equity method investment in Hudson Yards related to an equity interest in an entity formed for the purpose of developing a new office tower in Manhattan.
Additionally, GAAP requires the consolidation of all entities for which a Company has a controlling voting interest and all variable interest entities (“VIEs”) for which a Company is deemed to be the primary beneficiary. An entity is generally a VIE if it meets any of the following criteria: (i) the entity has insufficient equity to finance its activities without additional subordinated financial support from other parties, (ii) the equity investors cannot make significant decisions about the entity’s operations or (iii) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity or receive the expected returns of the entity and substantially all of the entity’s activities involve or are conducted on behalf of the investor with disproportionately few voting rights.
Concentration of Credit Risk
Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in corporate debt securities, money market instruments, U.S. government and agency debt securities, municipal government debt securities, commercial paper and bank deposits placed with major banks and financial institutions. Accounts receivable is generally diversified due to the number of entities comprising the Company's customer base and their dispersion across many geographical regions. The Company believes no significant concentration of credit risk exists with respect to these investments and accounts receivable.
Inventories
The Company holds inventory that is sold through retail and wholesale distribution channels, including e-commerce sites. Substantially all of the Company's inventories are comprised of finished goods, and are reported at the lower of cost or market. Inventory costs include material, conversion costs, freight and duties and are primarily determined by the first-in, first-out method. The Company reserves for inventory, including slow-moving and aged inventory, based on current product demand, expected future demand and historical experience. A decrease in product demand due to changing customer tastes, buying patterns or increased competition could impact the Company's evaluation of its inventory and additional reserves might be required.
Property and Equipment, Net
Property and equipment, net is stated at cost less accumulated depreciation including the impact of long-lived asset impairment and disposals. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Buildings are depreciated over 40 years, and building improvements are depreciated over ten to 40 years. Machinery and equipment are depreciated over lives of five to seven years, furniture and fixtures are depreciated over lives of three to ten years, and computer software is depreciated over lives of three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease terms. Maintenance and repair costs are charged to earnings as incurred while expenditures for major renewals and improvements are capitalized.
Valuation of Long-Lived Assets
Long-lived assets, such as property and equipment, are evaluated for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the related asset group and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than its carrying value, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions. The Company recorded $14.2 million of impairment charges in fiscal 2017 and no material impairment charges in fiscal 2016.
In determining future cash flows, the Company takes various factors into account, including the effects of macroeconomic trends such as consumer spending, in-store capital investments, promotional cadence, the level of advertising and changes in merchandising strategy. Since the determination of future cash flows is an estimate of future performance, there may be future impairments in the event that future cash flows do not meet expectations.

Business Combinations
In connection with an acquisition, the Company records all assets acquired and liabilities assumed of the acquired business at their acquisition date fair value, including the recognition of contingent consideration at fair value on the acquisition date. These fair value determinations require judgment and may involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items. Furthermore, the Company may utilize or consider independent third-party valuation firms when necessary. Refer to Note 7, "Acquisitions," for detailed disclosures related to our acquisitions.
Goodwill and Other Intangible Assets
Upon acquisition, the Company estimates and records the fair value of purchased intangible assets, which primarily consists of trademarks and trade names, customer relationships, lease rights and order backlog. The excess of the purchase consideration over the fair value of net assets acquired, both tangible and intangible, is recorded as goodwill. Finite-lived intangible assets are amortized over their respective estimated useful lives and, along with other long-lived assets as noted above, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying values may not be fully recoverable. Estimates of fair value for finite-lived and indefinite-lived intangible assets are primarily determined using discounted cash flows and the relief from royalty method, respectively, with consideration of market comparisons and recent transactions. This approach uses significant estimates and assumptions, including projected future cash flows, discount rates and growth rates.
Goodwill and certain other intangible assets deemed to have indefinite useful lives, including trademarks and trade names, are not amortized, but are assessed for impairment at least annually. The Company generally performs its annual goodwill and indefinite-lived intangible assets impairment analysis using a quantitative approach. The quantitative goodwill impairment test identifies the existence of potential impairment by comparing the fair value of each reporting unit with its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, the reporting unit's goodwill is considered not to be impaired. If the carrying value of a reporting unit exceeds its fair value, an impairment charge is recognized in an amount equal to that excess. The impairment charge recognized is limited to the amount of goodwill allocated to that reporting unit.
Determination of the fair value of a reporting unit and intangible asset based on management's assessment, considering independent third-party appraisals when necessary. Furthermore, this determination is judgmental in nature and often involves the use of significant estimates and assumptions, which may include projected future cash flows, discount rates, royalty rates, growth rates, and determination of appropriate market comparables and recent transactions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the amount of any such charge.
The Company performs its annual impairment assessment of goodwill, including trademarks and trade names, during the fourth quarter of each fiscal year. The Company determined that there was no impairment in fiscal 2017, fiscal 2016 or fiscal 2015.
Operating Leases
The Company’s leases for office space, retail locations and distribution facilities are accounted for as operating leases. Certain of the Company's leases contain renewal options, rent escalation clauses, and/or landlord incentives. Renewal terms generally reflect market rates at the time of renewal. Rent expense for non-cancelable operating leases with scheduled rent increases and/or landlord incentives is recognized on a straight-line basis over the lease term, including any applicable rent holidays, beginning with the lease commencement date, or the date the Company takes control of the leased space, whichever is sooner. The excess of straight-line rent expense over scheduled payment amounts and landlord incentives is recorded as a deferred rent liability. As of the end of fiscal 2017 and fiscal 2016, deferred rent obligations of $242.4 million and $172.9 million, respectively, were classified primarily within other non-current liabilities in the Company's consolidated balance sheets. Certain rentals are also contingent upon factors such as sales. Contingent rentals are recognized when the achievement of the target (i.e., sale levels), which triggers the related rent payment, is considered probable and estimable.
Asset retirement obligations represent legal obligations associated with the retirement of a tangible long-lived asset. The Company’s asset retirement obligations are primarily associated with leasehold improvements in which the Company is contractually obligated to remove at the end of a lease to comply with the lease agreement. When such an obligation exists, the Company recognizes an asset retirement obligation at the inception of a lease at its estimated fair value. The asset retirement obligation is recorded in current liabilities or non-current liabilities (based on the expected timing of payment of the related costs) and is subsequently adjusted for any changes in estimates. The associated estimated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over its useful life. As of the end of fiscal 2017 and fiscal 2016, the Company had asset retirement obligations of $22.9 million and $23.9 million, respectively, primarily classified within other non-current liabilities in the Company's consolidated balance sheets.

Revenue Recognition
Revenue is recognized by the Company when there is persuasive evidence of an arrangement, delivery has occurred (and risks and rewards of ownership have been transferred to the buyer), price has been fixed or is determinable, and collectability is reasonably assured.
Retail store and concession-based shop-in-shop revenues are recognized at the point of sale, which occurs when merchandise is sold in an over-the-counter consumer transaction. Internet revenue from sales of products ordered through the Company’s e-commerce sites is recognized upon delivery and receipt of the shipment by its customers and includes shipping and handling charges paid by customers. Retail and internet revenues are reduced by an estimate for returns at the time of sale.
Wholesale revenue is recognized at the time title passes and risk of loss is transferred to customers. Wholesale revenue is recorded net of estimates of markdown allowances, returns and discounts. Estimates for markdown reserves are based on historical trends, actual and forecasted seasonal results, an evaluation of current economic and market conditions, retailer performance, and, in certain cases, contractual terms. Returns and allowances require pre-approval from management and discounts are based on trade terms. The Company reviews and refines these estimates on a quarterly basis. The Company’s historical estimates of these costs have not differed materially from actual results.
Gift cards issued by the Company are recorded as a liability until they are redeemed, at which point revenue is recognized. The Company recognizes income for unredeemed gift cards when the likelihood of a gift card being redeemed by a customer is remote, which is generally approximately three years after the gift card is issued, and the Company determines that it does not have a legal obligation to remit the value of the unredeemed gift card to the relevant jurisdiction as unclaimed or abandoned property. Revenue associated with gift card breakage is not material to the Company’s net operating results.
The Company accounts for sales taxes and other related taxes on a net basis, excluding such taxes from revenue.
Cost of Sales
Cost of sales consists of inventory costs and other related costs such as reserves for inventory realizability and shrinkage, destruction costs, damages and replacements.
Selling, General and Administrative ("SG&A") Expenses
SG&A expenses are comprised of four categories: (1) selling; (2) advertising, marketing and design; (3) distribution and customer service; and (4) administrative. Selling expenses include store employee compensation, occupancy costs, supply costs, wholesale and retail account administration compensation globally and the Company's international operating expenses. These expenses are affected by the number of stores open during any fiscal period and store performance, as compensation and rent expenses can vary with sales. Advertising, marketing and design expenses include employee compensation, media space and production, advertising agency fees, new product design costs, public relations and market research expenses. Distribution and customer service expenses include warehousing, order fulfillment, shipping and handling, customer service, employee compensation and bag repair costs. Administrative expenses include compensation costs for “corporate” functions including: executive, finance, human resources, legal and information systems departments, as well as corporate headquarters occupancy costs, consulting fees and software expenses. Administrative expenses also include global equity compensation expense.
Shipping and Handling
Shipping and handling costs incurred were $45.8 million, $43.6 million and $41.2 million in fiscal 2017, fiscal 2016 and fiscal 2015, respectively, and are included in SG&A expenses. The Company includes inbound product-related transportation costs from manufacturers within cost of sales. The balance of the Company's transportation-related costs related to its distribution network is included in SG&A expenses rather than in cost of sales.
Advertising
Advertising costs include expenses related to direct marketing activities, such as direct mail pieces, digital and other media and production costs. In fiscal 2017, fiscal 2016 and fiscal 2015, advertising expenses for the Company totaled $178.3 million, $202.2 million and $160.9 million respectively. Advertising costs are generally expensed when the advertising first appears.

Share-Based Compensation
The Company recognizes the cost of equity awards to employees and the non-employee Directors based on the grant-date fair value of those awards. The grant-date fair values of share unit awards are based on the fair value of the Company's common stock on the date of grant. The grant-date fair value of stock option awards is determined using the Black-Scholes option pricing model and involves several assumptions, including the expected term of the option, expected volatility and dividend yield. The expected term of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience. Expected volatility is based on historical volatility of the Company’s stock as well as the implied volatility from publicly traded options on the Company's stock. Dividend yield is based on the current expected annual dividend per share and the Company’s stock price. Changes in the assumptions used to determine the Black-Scholes value could result in significant changes in the Black-Scholes value.
For stock options and share unit awards, the Company recognizes share-based compensation net of estimated forfeitures and revises the estimates in subsequent periods if actual forfeitures differ from the estimates. The Company estimates the forfeiture rate based on historical experience as well as expected future behavior.
The Company grants performance-based share awards to key executives, the vesting of which is subject to the executive’s continuing employment and the Company's or individual's achievement of certain performance goals. On a quarterly basis, the Company assesses actual performance versus the predetermined performance goals, and adjusts the share-based compensation expense to reflect the relative performance achievement. Actual distributed shares are calculated upon conclusion of the service and performance periods, and include dividend equivalent shares. If the performance-based award incorporates a market condition, the grant-date fair value of such award is determined using a Monte Carlo Simulation.
Income Taxes
The Company’s effective tax rate is based on pre-tax income, statutory tax rates, tax laws and regulations, and tax planning strategies available in the various jurisdictions in which the Company operates. The Company classifies interest and penalties on uncertain tax positions in the provision for income taxes. The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent and expected future results of operation. The Company reduces deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some amount of deferred tax assets is not expected to be realized. Deferred taxes are not provided on the undistributed earnings of subsidiaries as such amounts are considered to be permanently invested.
The Company recognizes the impact of tax positions in the financial statements if those positions will more likely than not be sustained on audit, based on the technical merits of the position. Although the Company believes that the estimates and assumptions used are reasonable and legally supportable, the final determination of tax audits could be different than that which is reflected in historical tax provisions and recorded assets and liabilities. Tax authorities periodically audit the Company’s income tax returns and the tax authorities may take a contrary position that could result in a significant impact on the Company's results of operations. Significant management judgment is required in determining the effective tax rate, in evaluating tax positions and in determining the net realizable value of deferred tax assets.
See Note 13, "Income Taxes" herein for further discussion on the Company's income taxes.
Derivative Instruments
The majority of the Company’s purchases and sales involving international parties, excluding international consumer sales, are denominated in U.S. dollars, which limits the Company’s exposure to the transactional effects of foreign currency exchange rate fluctuations. However, the Company is exposed to foreign currency exchange risk related to its foreign operating subsidiaries’ U.S. dollar-denominated inventory purchases and various cross-currency intercompany loans which are not long term in investment nature. The Company uses derivative financial instruments to manage these risks. These derivative transactions are in accordance with the Company’s risk management policies. The Company does not enter into derivative transactions for speculative or trading purposes.
The Company records all derivative contracts at fair value on the consolidated balance sheet. The fair values of foreign currency derivatives are based on the forward curves of the specific indices upon which settlement is based and include an adjustment for the Company’s credit risk. Judgment is required of management in developing estimates of fair value. The use of different market assumptions or methodologies could affect the estimated fair value.

For derivative instruments that qualify for hedge accounting, the effective portion of changes in the fair value of these instruments is either (i) offset against the changes in fair value of the hedged assets or liabilities through earnings or (ii) recognized as a component of accumulated other comprehensive income (loss) ("AOCI") until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows, respectively.
Each derivative instrument entered into by the Company that qualifies for hedge accounting is expected to be highly effective at reducing the risk associated with the exposure being hedged. For each derivative that is designated as a hedge, the Company documents the related risk management objective and strategy, including identification of the hedging instrument, the hedged item and the risk exposure, as well as how hedge effectiveness will be assessed over the term of the instrument. The extent to which a hedging instrument has been and is expected to remain highly effective in achieving offsetting changes in fair value or cash flows is assessed and documented by the Company on at least a quarterly basis.
To the extent that a derivative designated as a cash flow hedge is not considered to be effective, any change in its fair value related to such ineffectiveness is immediately recognized in earnings within foreign currency gains (losses). If it is determined that a derivative instrument has not been highly effective, and will continue not to be highly effective in hedging the designated exposure, hedge accounting is discontinued and further gains (losses) are recognized in earnings within foreign currency gains (losses). Upon discontinuance of hedge accounting, the cumulative change in fair value of the derivative previously recorded in AOCI is recognized in earnings when the related hedged item affects earnings, consistent with the original hedging strategy, unless the forecasted transaction is no longer probable of occurring, in which case the accumulated amount is immediately recognized in earnings within foreign currency gains (losses).
As a result of the use of derivative instruments, the Company may be exposed to the risk that the counterparties to such contacts will fail to meet their contractual obligations. To mitigate this counterparty credit risk, the Company has a policy of only entering into contracts with carefully selected financial institutions based upon an evaluation of their credit ratings, among other factors.
The fair values of the Company’s derivative instruments are recorded on its consolidated balance sheets on a gross basis. For cash flow reporting purposes, the Company classifies proceeds received or amounts paid upon the settlement of a derivative instrument in the same manner as the related item being hedged, primarily within cash from operating activities.
Hedging Portfolio
The Company enters into forward currency contracts primarily to reduce its risks related to exchange rate fluctuations on U.S. dollar and Euro-denominated inventory purchases, as well as various cross-currency intercompany loans. To the extent its derivative contracts designated as cash flow hedges are highly effective in offsetting changes in the value of the hedged items, the related gains (losses) are initially deferred in AOCI and subsequently recognized in the consolidated statements of income as follows:

•
Forward currency contracts - These derivatives are recognized as part of the cost of the inventory purchases being hedged within cost of sales, when the related inventory is sold to a third party. Current maturity dates range from July 2017 to April 2018.

Forward foreign currency exchange contracts, designated as fair value hedges and associated with intercompany and other contractual obligations, are recognized within foreign currency gains (losses) generally in the period in which the related payments being hedged are revalued. Current maturity dates are in August 2017, and are renewed monthly when applicable.
Foreign Currency
The functional currency of the Company's foreign operations is generally the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted-average exchange rates for the period. The resulting translation adjustments are included in the consolidated statements of comprehensive income as a component of other comprehensive income (loss) (“OCI”) and in the consolidated statements of equity within AOCI. Gains and losses on the translation of intercompany loans made to foreign subsidiaries that are of a long-term investment nature also are included within this component of equity.
The Company recognizes gains and losses on transactions that are denominated in a currency other than the respective entity's functional currency in earnings. Foreign currency transaction gains and losses also include amounts realized on the settlement of certain intercompany loans with foreign subsidiaries.

Stock Repurchase and Retirement
The Company accounts for stock repurchases and retirements by allocating the repurchase price to common stock and retained earnings. The repurchase price allocation is based upon the equity contribution associated with historical issuances, beginning with the earliest issuance. Under Maryland law, the Company's state of incorporation, treasury shares are not allowed. As a result, all repurchased shares are retired when acquired. The Company's stock repurchase plan expired at the end of fiscal 2015. Since its initial public offering, the Company has not experienced a net loss in any fiscal year.
Reclassifications
Certain reclassifications on the Consolidated Balance Sheet have been made to the prior period's financial information in order to conform to the current period's presentation.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In January 2017, the Financial Accounting Standards Board ("FASB") issued ASU No. 2017-04, "Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which simplifies the subsequent measurement of goodwill by eliminating the second step from the quantitative goodwill impairment test. Under this guidance, annual or interim goodwill impairment testing will be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge will then be recognized for the amount by which the carrying amount exceeds the reporting unit's fair value, up to the total amount of goodwill allocated to that reporting unit. The requirements of the new standard will be effective for interim and annual goodwill impairment tests performed in fiscal years beginning after December 15, 2019. The Company elected to early adopt this guidance in the fourth quarter of fiscal 2017, with no impact on the Company's consolidated financial statements or notes thereto.
Recently Issued Accounting Pronouncements Not Yet Adopted
In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting (Topic 718)," which simplifies several aspects of the accounting for share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. Most notably, the Company will be required to recognize all excess tax benefits and shortfalls as income tax expense or benefit in the income statement within the reporting period in which they occur. Therefore, the impact on the consolidated financial statements will be dependent upon future events which are unpredictable. The requirements of the new standard will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods. The Company will adopt this standard in the first quarter of fiscal 2018.
In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)," which is intended to increase transparency and comparability among companies that enter into leasing arrangements. This ASU requires recognition of lease assets and lease liabilities on the balance sheet for nearly all leases (other than short-term leases), as well as a retrospective recognition and measurement of existing impacted leases. The requirements of the new standard will be effective for annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods, which for the Company is the first quarter of fiscal 2020. Early adoption is permitted. The new standard is required to be applied with a modified retrospective approach to each prior reporting period with various optional practical expedients. The Company is currently performing a comprehensive evaluation of the impact of adopting this guidance on its consolidated financial statements and notes thereto. The Company expects the guidance will result in a significant increase to long-term assets and long-term liabilities on its consolidated balance sheets and does not expect it to have a material impact on the consolidated statements of income. This guidance is not expected to have a material impact on the Company's liquidity.
In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers," which provides a single, comprehensive revenue recognition model for all contracts with customers, and contains principles to determine the measurement of revenue and timing of when it is recognized. The model will supersede most existing revenue recognition guidance, and also requires enhanced revenue-related disclosures. The FASB has also issued several related ASUs which provide additional implementation guidance and clarify the requirements of the model. The requirements of the new standard will be effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods, which for the Company is the first quarter of fiscal 2019. Early adoption will be permitted for annual reporting periods beginning after December 15, 2016, including interim periods within those annual periods.
The Company is currently in the process of evaluating the impact that adopting ASU 2014-09 will have on its consolidated financial statements and notes thereto. The Company currently has a cross-functional implementation team in place that is performing a comprehensive evaluation of the impact. The Company’s evaluation efforts to date have included a review of current accounting policies and processes, as well as typical terms in contracts with customers, to identify potential differences upon the adoption of the new standard. Based on these efforts, the Company currently anticipates that the performance obligations underlying its core revenue streams (i.e., its retail and wholesale businesses), and the timing of revenue recognition thereof, will remain substantially unchanged. The Company is in the process of evaluating the impact of the new standard on ancillary sources of revenue, such as its licensing business, which represented approximately 1% of total net sales in fiscal 2017. The Company is currently assessing whether the timing of recognizing contractually guaranteed minimum royalty amounts will change. The Company has not yet determined whether the guidance will be adopted using the full retrospective restatement of all prior periods presented, or using the modified retrospective basis with a cumulative adjustment to opening retained earnings in the year of initial adoption.
3. RESTRUCTURING ACTIVITIES
Operational Efficiency Plan
During the fourth quarter of fiscal 2016, the Company announced a plan (the “Operational Efficiency Plan”) to enhance organizational efficiency, update core technology platforms, and streamline its supply chain network. The Operational Efficiency Plan was adopted as a result of a strategic review of the Company’s corporate structure which focused on creating an agile and scalable business model. As a result of this Operational Efficiency Plan, the Company expects to incur overall pre-tax charges of approximately $65-80 million within Corporate expenses. Approximately $55-65 million of these charges will be cash.
Approximately $45-55 million of these charges will be related to organizational efficiencies, which will consist primarily of corporate employee severance and related costs, as well as consulting fees related to process and organizational optimization and accelerated depreciation associated with the retirement of information technology systems. Approximately $15 million of these charges will be related to the initial costs of replacing and updating the Company’s core technology platforms, allowing the Company to support a scalable business model. The remaining $5-10 million of these charges will be related to network optimization, consisting of office location and supply chain consolidations.
During fiscal years 2017 and 2016, the Company incurred Operational Efficiency Plan related charges within SG&A expenses of $24.0 million and $43.9 million, respectively, primarily due to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs. Total cumulative charges incurred under the Operational Efficiency Plan to date are $67.9 million. The remaining charges under this plan approximate $10-15 million and will be incurred in fiscal 2018.

A summary of charges and related liabilities under the Company's Operational Efficiency Plan are as follows:

	Organizational Efficiency(1)	Technology Infrastructure(2)	Network Optimization(3)	Total
	(millions)
Balance as of June 27, 2015	$—	$—	$—	$—
Fiscal 2016 charges	40.4	—	3.5	43.9
Cash payments	(9.7)	—	—	(9.7)
Non-cash charges	(8.5)	—	(0.3)	(8.8)
Balance as of July 2, 2016	$22.2	$—	$3.2	$25.4
Fiscal 2017 charges	15.6	8.0	0.4	24.0
Cash payments	(23.3)	(7.7)	(3.0)	(34.0)
Non-cash charges	(7.9)	—	(0.6)	(8.5)
Balance at July 1, 2017	$6.6	$0.3	$—	$6.9

(1)
Organizational efficiency charges, recorded within SG&A expenses, primarily related to severance and related costs of corporate employees, accelerated depreciation associated with the retirement of information technology systems as well as consulting fees related to process and organizational optimization.

(2)	Technology infrastructure costs, recorded within SG&A expenses, related to the initial costs of replacing and updating the Company's core technology platforms.

(3)	Network optimization costs, recorded within SG&A expenses, related to lease termination costs.
The balance as of July 1, 2017 and July 2, 2016 are included within Accrued liabilities on the Company's Consolidated Balance Sheets. The above charges were recorded as Corporate expenses within the Company's Consolidated Statements of Income. See Note 15, "Segment Information," for further information.
Transformation Plan
During the fourth quarter of fiscal year ended June 28, 2014 ("fiscal 2014"), the Company announced a multi-year strategic plan to transform the Coach brand and reinvigorate growth. This multi-faceted, multi-year transformation plan (the "Transformation Plan"), which continued through the end of fiscal 2016, included key operational and cost measures, including: (i) the investment in capital improvements in stores and wholesale locations to drive comparable sales improvement; (ii) the optimization and streamlining of the Company's organizational model as well as the closure of underperforming stores in North America, and select International stores; (iii) the realignment of inventory levels and mix to reflect the Company's elevated product strategy and consumer preferences; (iv) the investment in incremental advertising costs to elevate consumer perception of the Coach brand, drive sales growth and promote this new strategy, which started in fiscal 2015; and (v) the significant scale-back of promotional cadence in an increased global promotional environment, particularly within the outlet Internet sales site, which began in fiscal 2014.
Total cumulative charges incurred under the Transformation Plan through July 2, 2016 were $321.5 million. The fourth quarter of fiscal 2016 was the last reporting period in which charges were incurred under this plan.
There were no transformation-related charges incurred in fiscal 2017. In fiscal 2016, the Company recorded charges of $44.1 million ($33.4 million after-tax, or $0.12 per diluted share), which were largely related to Coach brand's North America business and recorded within SG&A expenses.
There are no remaining liabilities under the Company's Transformation Plan at July 1, 2017. The balance of liabilities under the Company's Transformation Plan at July 2, 2016 was $5.5 million, and was included within Accrued liabilities on the Company's Consolidated Balance Sheet.
4. ACCUMULATED OTHER COMPREHENSIVE INCOME
The components of accumulated other comprehensive loss, as of the dates indicated, are as follows:

	Unrealized Gains (Losses) on Cash Flow Hedges(1)	Unrealized Gains (Losses) on Available-for-Sale Debt Securities	Cumulative Translation Adjustment	Other(2)	Total
	(millions)
Balances at June 27, 2015	$4.4	$0.5	$(81.7)	$(0.9)	$(77.7)
Other comprehensive (loss) income before reclassifications	(10.2)	(0.4)	18.8	—	8.2
Less: gains (losses) reclassified from accumulated other comprehensive income	3.0	(0.2)	—	0.6	3.4
Net current-period other comprehensive (loss) income	(13.2)	(0.2)	18.8	(0.6)	4.8
Balances at July 2, 2016	$(8.8)	$0.3	$(62.9)	$(1.5)	$(72.9)
Other comprehensive income (loss) before reclassifications	7.7	(0.7)	(26.2)	—	(19.2)
Less: losses reclassified from accumulated other comprehensive income	(4.1)	—	—	(1.1)	(5.2)
Net current-period other comprehensive income (loss)	11.8	(0.7)	(26.2)	1.1	(14.0)
Balances at July 1, 2017	$3.0	$(0.4)	$(89.1)	$(0.4)	$(86.9)

(1)
The ending balances of AOCI related to cash flow hedges are net of tax of $(1.8) million and $4.5 million as of July 1, 2017 and July 2, 2016, respectively. The amounts reclassified from AOCI are net of tax of $2.2 million and $(1.4) million as of July 1, 2017 and July 2, 2016, respectively.

(2)
As of July 1, 2017 and July 2, 2016, Other represents the accumulated loss on the Company's minimum pension liability adjustment. The balances at July 1, 2017 and July 2, 2016 are net of tax of $0.2 million and $0.8 million, respectively.

5. SHARE-BASED COMPENSATION
The Company maintains several share-based compensation plans which are more fully described below. The following table shows the total compensation cost charged against income for these plans and the related tax benefits recognized in the Consolidated Statements of Income:

	July 1, 2017(1)	July 2, 2016(1)	June 27, 2015(1)
	(millions)
Share-based compensation expense	$76.1	$95.3	$94.4
Income tax benefit related to share-based compensation expense	24.4	28.6	28.5

(1)
During the fiscal years ended July 1, 2017 and July 2, 2016, the Company incurred $2.5 million (and $0.8 million of income tax benefit) and $8.5 million (and $2.4 million of income tax benefit) of share-based compensation expense under the Company's Operational Efficiency Plan, respectively, primarily as a result of the accelerated vesting of certain awards. During the fiscal year ended June 27, 2015, the Company incurred $5.5 million (and $2.0 million of income tax benefit) of share-based compensation expense under the Company's Transformation Plan. See Note 3, "Restructuring Activities," for more information.

Stock-Based Plans
The Company maintains the Amended and Restated 2010 Stock Incentive Plan to award stock options and shares to certain members of management and the outside members of its Board of Directors (“Board”). The Company maintains the 2000 Stock

Incentive Plan and the 2004 Stock Incentive Plan for awards granted prior to the establishment of the 2010 Stock Incentive Plan. These plans were approved by the Company's stockholders. The exercise price of each stock option equals 100% of the market price of the Company's stock on the date of grant and generally has a maximum term of 10 years. Stock options and service based share awards that are granted as part of the annual compensation process generally vest ratably over three years. Stock option and share awards are subject to forfeiture until completion of the vesting period, which ranges from one to three years. The Company issues new shares upon the exercise of stock options or vesting of share awards.
Stock Options
A summary of stock option activity during the year ended July 1, 2017 is as follows:

	Number of Options Outstanding	Weighted- Average Exercise Price per Option	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(millions)			(millions)
Outstanding at July 2, 2016	15.1	$40.18
Granted	3.6	39.87
Exercised	(2.1)	41.69
Forfeited or expired	(1.6)	41.53
Outstanding at July 1, 2017	15.0	39.75	6.2	$118.6
Vested and expected to vest at July 1, 2017	14.7	42.39	6.1	113.9
Exercisable at July 1, 2017	8.5	44.55	4.7	116.8
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted-average assumptions:

	July 1, 2017	July 2, 2016	June 27, 2015
Expected term (years)	4.4	4.2	3.6
Expected volatility	30.5%	32.2%	31.9%
Risk-free interest rate	1.1%	1.4%	1.1%
Dividend yield	3.4%	4.3%	3.7%
The expected term of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience. Expected volatility is based on historical volatility of the Company’s stock as well as the implied volatility from publicly traded options on the Company's stock. The risk free interest rate is based on the zero-coupon U.S. Treasury issue as of the date of the grant. Dividend yield is based on the current expected annual dividend per share and the Company’s stock price.
The weighted-average grant-date fair value of options granted during fiscal 2017, fiscal 2016 and fiscal 2015 was $7.36, $5.65, and $6.41, respectively. The total intrinsic value of options exercised during fiscal 2017, fiscal 2016 and fiscal 2015 was $15.4 million, $6.2 million, and $12.1 million, respectively. The total cash received from option exercises was $68.2 million, $25.7 million, and $32.4 million in fiscal 2017, fiscal 2016 and fiscal 2015, respectively, and the cash tax benefit realized for the tax deductions from these option exercises was $4.9 million, $2.3 million, and $4.7 million, respectively.
At July 1, 2017, $22.3 million of total unrecognized compensation cost related to non-vested stock option awards is expected to be recognized over a weighted-average period of 1.1 years.

Service-based Restricted Stock Unit Awards (“RSUs”)
A summary of service-based RSU activity during the year ended July 1, 2017 is as follows:

	Number of Non-vested RSUs	Weighted- Average Grant- Date Fair Value per RSU
	(millions)
Non-vested at July 2, 2016	3.7	$49.06
Granted	2.1	39.57
Vested	(1.8)	39.18
Forfeited	(0.5)	35.33
Non-vested at July 1, 2017	3.5	50.28
At July 1, 2017, $60.6 million of total unrecognized compensation cost related to non-vested share awards is expected to be recognized over a weighted-average period of 1.1 years.
The weighted-average grant-date fair value of share awards granted during fiscal 2017, fiscal 2016 and fiscal 2015 was $39.57, $31.65 and $36.38, respectively. The total fair value of shares vested during fiscal 2017, fiscal 2016 and fiscal 2015 was $68.9 million, $45.8 million and $48.4 million, respectively.
Performance-based Restricted Stock Unit Awards (“PRSU”)
The Company grants PRSUs to key executives, the vesting of which is subject to the executive’s continuing employment and the Company's achievement of certain performance goals. A summary of PRSU activity during the year ended July 1, 2017 is as follows:

	Number of Non-vested PRSUs	Weighted- Average Grant- Date Fair Value per PRSU
	(millions)
Non-vested at July 2, 2016	1.4	$38.67
Granted	0.3	39.61
Change due to performance condition achievement(1)	(0.1)	53.58
Vested(1)	—	39.72
Forfeited	(0.1)	40.16
Non-vested at July 1, 2017	1.5	37.78

(1) During fiscal 2017, there was less than 0.1 million shares of PRSU activity due to changes in performance conditions and shares vested, individually and in the aggregate.
At July 1, 2017, $9.8 million of total unrecognized compensation cost related to non-vested share awards is expected to be recognized over a weighted-average period of 0.9 years.
The weighted-average grant-date fair value of share awards granted during fiscal 2017, fiscal 2016 and fiscal 2015 was $39.61, $31.67 and $36.43, respectively. The total fair value of awards that vested during fiscal 2017, fiscal 2016 and fiscal 2015 was $0.9 million, $1.4 million and $2.5 million, respectively.
During the fiscal years ended July 1, 2017 and July 2, 2016, the Company granted 0.3 million shares (with a fair value of $10.0 million) and 0.4 million shares (with a fair value of $11.6 million) of common stock to executives, respectively. The shares are subject to a three-year cliff vesting, subject to the employee's continuing employment and the Company's achievement of the performance goals established at the beginning of the performance period. The fair value of the PRSU's is based on the price of the Company's common stock on the date of grant.

Included in the non-vested amount at July 1, 2017 are approximately 0.6 million of PRSU awards that are based on performance criteria which compares the Company’s total stockholder return over the performance period to the total stockholder return of the companies included in the Standard & Poor’s 500 Index on the date of grant (excluding the Company). The remaining 0.9 million PRSU awards included in the non-vested amount are based on certain Company-specific financial and operational metrics.
In fiscal 2017, fiscal 2016 and fiscal 2015, the cash tax benefit realized for the tax deductions from all RSUs (service and performance-based) was $19.0 million, $14.2 million and $15.7 million, respectively.
Employee Stock Purchase Plan
Under the 2001 Employee Stock Purchase Plan, eligible employees are permitted to purchase a limited number of Company common shares at 85% of market value. Under this plan, the Company sold 0.1 million, 0.1 million, and 0.1 million shares to employees in fiscal 2017, fiscal 2016 and fiscal 2015, respectively. Compensation expense is calculated for the fair value of employees’ purchase rights using the Black-Scholes model and the following weighted-average assumptions:

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	June 27, 2015
Expected term (years)	0.5	0.5	0.5
Expected volatility	24.7%	28.6%	26.4%
Risk-free interest rate	0.6%	0.3%	0.1%
Dividend yield	3.6%	4.1%	3.5%
The weighted-average fair value of the purchase rights granted during fiscal 2017, fiscal 2016 and fiscal 2015 was $8.08, $7.43, and $8.41, respectively. The Company issues new shares for employee stock purchases.
6. INVESTMENTS
The following table summarizes the Company’s primarily U.S. dollar-denominated investments, recorded within the consolidated balance sheets as of July 1, 2017 and July 2, 2016:

	July 1, 2017			July 2, 2016
	Short-term	Long-Term	Total	Short-term	Long-term	Total
	(millions)
Available-for-sale investments:
Commercial paper(1)	$68.8	$—	$68.8	$54.8	$—	$54.8
Government securities – U.S.(2)	130.4	—	130.4	131.7	—	131.7
Corporate debt securities – U.S.(2)	116.2	46.9	163.1	161.4	64.2	225.6
Corporate debt securities – non-U.S.(2)	92.6	28.2	120.8	111.5	33.9	145.4
Available-for-sale investments, total	$408.0	$75.1	$483.1	$459.4	$98.1	$557.5
Other:
Time deposits(1)	0.6	—	0.6	0.6	—	0.6
Other(3)	2.1	—	2.1	0.4	460.5	460.9
Total Investments	$410.7	$75.1	$485.8	$460.4	$558.6	$1,019.0

(1)	These securities have original maturities greater than three months and are recorded at fair value.

(2)	The securities as of July 1, 2017 have maturity dates between calendar years 2017 and 2019 and are recorded at fair value.

(3)
Long-Term Other as of July 2, 2016 relates to the equity method investment in Hudson Yards, related to an equity interest in an entity formed during fiscal 2013 for the purpose of developing a new office tower in Manhattan (the “Hudson Yards joint venture”), with the Company owning less than 43% of the joint venture. Refer to Note 19, "Headquarters Transactions," for further information.

There were no material gross unrealized gains or losses on available-for-sale securities as of the periods ended July 1, 2017 and July 2, 2016.
7. ACQUISITIONS
Kate Spade & Company Acquisition
On July 11, 2017, the Company completed its acquisition of Kate Spade & Company for $18.50 per share in cash for a total of $2.4 billion. As a result, Kate Spade has become a wholly owned subsidiary. Due to the limited time since the date of the acquisition, it is impracticable for the Company to make certain business combination disclosures at this time as the Company is still gathering information necessary to provide those disclosures. The Company plans to provide this information in its quarterly report on Form 10-Q for the quarter ending September 30, 2017. In conjunction with this acquisition, the Company incurred $16.9 million in pre-tax expenses in fiscal 2017. See Note 20, "Subsequent Events" herein for further discussion on the Kate Spade acquisition.
Fiscal 2016 Acquisition
On May 1, 2016, the Company acquired all of the outstanding equity interests of Franco Niro Holdings Inc./Les Placements Franco Niro Inc., the Stuart Weitzman Canadian retail distributor ("Stuart Weitzman Canada"), consisting of 14 retail stores and one e-commerce website. The results of the Stuart Weitzman Canada operations have been included in the consolidated financial statements since the date of acquisition within the Stuart Weitzman segment. The aggregate cash paid in connection with the acquisition of Stuart Weitzman Canada was $25.6 million, net of a 10% purchase price hold-back amount to be paid 18 months following the closing date if all conditions are satisfied.
The following table summarizes the fair value of the assets acquired and liabilities assumed as of the acquisition date:

Assets Acquired and Liabilities Assumed	Fair Value
(millions)
Inventories and other current assets(1)	$5.3
Property and equipment, net	3.2
Goodwill(2)	24.6
Total assets acquired	33.1
Accounts Payable and accrued liabilities	4.8
Other liabilities(3)	2.7
Total liabilities assumed	7.5
Total cash paid	$25.6

(1) The balance primarily consists of inventories of $5.0 million, including a step-up adjustment of approximately $0.9 million, which was amortized over 6 months.
(2) The entire balance of acquired goodwill is not tax deductible.
(3) Included within Other liabilities is a $2.6 million liability attributable to the 10% purchase price hold-back amount.
There were no material pre-tax acquisition costs directly associated with the acquisition of Stuart Weitzman Canada.
8. LEASES
The Company leases retail, distribution and office facilities. The lease agreements, which expire at various dates through 2036, are subject, in most cases, to renewal options and provide for the payment of taxes, insurance and maintenance. Certain leases contain escalation clauses resulting from the pass-through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. Certain store-related rent expense is also contingent upon sales.

Rent expense for the Company's operating leases consisted of the following:

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	June 27, 2015
	(millions)
Minimum rent(1)	$295.1	$229.9	$213.8
Contingent rent	129.4	134.8	142.8
Total rent expense	$424.5	$364.7	$356.6

(1)	$0.2 million and $5.9 million of lease termination charges due to restructuring-related closures were included in fiscal 2017 and fiscal 2016, respectively.
Future minimum rental payments under non-cancelable operating leases, as of July 1, 2017, are as follows:

Fiscal Year	Amount
(millions)
2018	$295.4
2019	270.1
2020	242.3
2021	205.9
2022	194.1
Subsequent to 2022	1,250.9
Total minimum future rental payments	$2,458.7
During the first quarter of fiscal 2017, the Company announced the lease of its new global headquarters. Refer to Note 19, "Headquarters Transactions," for further information.
9. FAIR VALUE MEASUREMENTS
The Company categorizes its assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. The three levels of the hierarchy are defined as follows:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than quoted prices included in Level 1. Level 2 inputs include quoted prices for identical assets or liabilities in non-active markets, quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for substantially the full term of the asset or liability.
Level 3 — Unobservable inputs reflecting management’s own assumptions about the input used in pricing the asset or liability.

The following table shows the fair value measurements of the Company’s financial assets and liabilities at July 1, 2017 and July 2, 2016:

	Level 1		Level 2		Level 3
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	(millions)
Assets:
Cash equivalents(1)	$760.0	$197.9	$226.0	$0.4	$—	$—
Short-term investments:
Time deposits(2)	—	—	0.6	0.6	—	—
Commercial paper(2)	—	—	68.8	54.8	—	—
Government securities - U.S.(2)	130.4	119.9	—	11.8	—	—
Corporate debt securities - U.S.(2)	—	—	116.2	161.4	—	—
Corporate debt securities - non U.S.(2)	—	—	92.6	111.5	—	—
Other	—	—	2.1	0.4	—	—
Long-term investments:
Corporate debt securities - U.S.(3)	—	—	46.9	64.2	—	—
Corporate debt securities - non U.S.(3)	—	—	28.2	33.9	—	—
Derivative Assets:
Inventory-related instruments(4)	—	—	3.5	0.2	—	—
Intercompany loan hedges(4)	—	—	—	0.4	—	—
Liabilities:
Contingent earnout obligation(5)	$—	$—	$—	$—	$—	$28.4
Derivative liabilities:
Inventory-related instruments(4)	—	—	1.0	11.0	—	—
Intercompany loan hedges(4)	—	—	0.7	0.1	—	—

(1)
Cash equivalents consist of money market funds and time deposits with maturities of three months or less at the date of purchase. Due to their short term maturity, management believes that their carrying value approximates fair value.

(2)	Short-term available-for-sale investments are recorded at fair value, which approximates their carrying value, and are primarily based upon quoted vendor or broker priced securities in active markets.

(3)	Fair value is primarily determined using vendor or broker priced securities in active markets. These securities have maturity dates between calendar years 2018 and 2019.

(4)
The fair value of these hedges is primarily based on the forward curves of the specific indices upon which settlement is based and includes an adjustment for the counterparty’s or Company’s credit risk.

(5)
As part of the purchase agreement for the Stuart Weitzman acquisition, the Company would be required to pay a potential earnout of $44.1 million if the Stuart Weitzman brand achieves certain revenue targets. As the Company does not expect to achieve these revenue targets, the Company recorded a reversal of an accrual of $35.2 million in SG&A, during the fourth quarter of fiscal 2017, as the payout is not expected.

Refer to Note 10, "Debt," for the fair value of the Company's outstanding debt instruments.

The following table presents a reconciliation of the liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended July 1, 2017 and July 2, 2016. Level 3 liabilities consisted of the contingent earnout obligation related to the Stuart Weitzman acquisition.

	July 1,	July 2,
	2017	2016
	(millions)
Beginning of year	$28.4	$19.4
Increase to contingent earnout obligation	6.8	9.0
Reversal of contingent earnout obligation	(35.2)	—
End of year	$—	$28.4
Non-Financial Assets and Liabilities
The Company’s non-financial instruments, which primarily consist of goodwill, intangible assets and property and equipment, are not required to be measured at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable (and at least annually for goodwill and indefinite-lived intangible assets), non-financial instruments are assessed for impairment and, if applicable, written-down to and recorded at fair value, considering market participant assumptions. Refer to Note 7, "Acquisitions," for further discussion of the approaches used in valuing acquired assets and assumed liabilities.
The Company recorded $14.2 million of impairment charges in fiscal 2017 to reduce the carrying amount of certain store assets (primarily leasehold improvements at selected retail store locations) to their fair values of $3.1 million as of July 1, 2017. No material impairment charges were recorded in fiscal 2016 and fiscal 2015. The fair values of these assets were determined based on Level 3 measurements. Inputs to these fair value measurements included estimates of the amount and the timing of the stores' net future discounted cash flows based on historical experience, current trends, and market conditions.
10. DEBT
The following table summarizes the components of the Company’s outstanding debt:

	July 1, 2017	July 2, 2016
	(millions)
Current Debt:
Term Loan(1)	$—	$15.0
Total Current Debt	$—	$15.0

Long-Term Debt:
Term Loan(1)	$—	$270.0
4.250% Senior Notes due 2025	600.0	600.0
3.000% Senior Notes due 2022	400.0	—
4.125% Senior Notes due 2027	600.0	—
Total Long-Term Debt	1,600.0	870.0
Less: Unamortized Discount and Debt Issuance Costs on Senior Notes	(20.5)	(8.8)
Total Long-Term Debt, net	$1,579.5	$861.2

(1)	See Note 20, "Subsequent Events" herein for further discussion.
During fiscal 2017, 2016 and 2015 the Company recognized interest expense related to the outstanding debt of $26.8 million, $32.9 million and $11.9 million, respectively.

Bridge Facility
On May 7, 2017 Company entered into a bridge facility commitment letter (the "Bridge Facility") pursuant to which Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (together, "BofA Merrill Lynch") committed to provide up to $2.1 billion under a 364-day senior unsecured bridge term loan credit facility to finance the Kate Spade acquisition in the event that the Company had not issued senior unsecured notes and obtained term loans prior to the consummation of the acquisition. As consideration for the Bridge Facility, the Company paid a structuring fee of 0.225% and commitment fee of 0.225% on the aggregate commitment, for which the Company recorded approximately $9.5 million to interest expense in fiscal 2017. In connection with the issuance of the 2022 Senior Notes and 2027 Senior Notes, as described below, the Bridge Facility was reduced by $1.0 billion, in accordance with the commitment letter. As of July 1, 2017 there were no outstanding borrowings on the Bridge Facility, as the Company secured the senior notes and credit facilities as described below. In connection with the closing of the Kate Spade acquisition on July 11, 2017, the remainder of the Bridge Facility terminated in accordance with its terms. Refer to Note 20, "Subsequent Events," for further information.
Credit Facilities/Term Loans
On May 30, 2017, the Company entered into a definitive credit agreement whereby Bank of America, N.A., as administrative agent, the other agents party thereto, and a syndicate of banks and financial institutions have (i) committed to lend to the Company, subject to the satisfaction or waiver of the conditions set forth in the agreement, an $800.0 million term loan facility maturing six months after the term loans thereunder are borrowed (the “Six-Month Term Loan Facility”), and a $300.0 million term loan facility maturing three years after the term loans thereunder are borrowed (collectively with the Six-Month Term Loan Facility, the “Term Loan Facilities”) and (ii) made available to the Company a $900.0 million revolving credit facility, including sub-facilities for letters of credit, with a maturity date of May 30, 2022 (the “Revolving Credit Facility”, collectively with the Term Loan Facilities, "the Facility"). The Revolving Credit Facility replaced the Company’s previously existing revolving credit facility under the Amendment and Restatement Agreement, dated as of March 18, 2015, by and between the Company, certain lenders and JPMorgan Chase Bank, N.A., as administrative agent. The Revolving Credit Facility may be used to finance the working capital needs, capital expenditures, permitted investments, share purchases, dividends and other general corporate purposes of the Company and its subsidiaries (which may include commercial paper back-up). Letters of credit and swing line loans may be issued under the Revolving Credit Facility as described below. There were no outstanding borrowings on either the Term Loan Facilities or the Revolving Credit Facility as of July 1, 2017.
Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) an alternate base rate (which is a rate equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% or (iii) the Adjusted LIBO Rate for a one month Interest Period on such day plus 1%) or (b) a rate based on the rates applicable for deposits in the interbank market for U.S. Dollars or the applicable currency in which the loans are made plus, in each case, an applicable margin. The applicable margin will be determined by reference to a grid, as defined in the Credit Agreement, based on the ratio of (a) consolidated debt plus 600% of consolidated lease expense to (b) consolidated EBITDAR. Additionally, the Company pays a commitment fee at a rate determined by the reference to the aforementioned pricing grid.
Subsequent to the end of the fiscal year, the Company borrowed $1.1 billion on the Term Loan Facilities to pay a portion of the purchase price of the Company's announced acquisition of Kate Spade. Refer to Note 20, "Subsequent Events," for further information.
2025 Senior Notes
In March 2015, the Company issued $600.0 million aggregate principal amount of 4.250% senior unsecured notes due April 1, 2025 at 99.445% of par (the “2025 Senior Notes”). Interest is payable semi-annually on April 1 and October 1 beginning October 1, 2015. Prior to January 1, 2025 (90 days prior to the scheduled maturity date), the Company may redeem the 2025 Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2025 Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of the 2025 Senior Notes calculated as if the maturity date of the 2025 Senior Notes was January 1, 2025 (not including any portion of payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the indenture for the 2025 Senior Notes) plus 35 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest to the redemption date. On and after January 1, 2025 (90 days prior to the scheduled maturity date), the Company may redeem the 2025 Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2025 Senior Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

2022 Senior Notes
On June 20, 2017, the Company issued $400.0 million aggregate principal amount of 3.000% senior unsecured notes due July 15, 2022 at 99.505% of par (the "2022 Senior Notes"). Interest is payable semi-annually on January 15 and July 15 beginning January 15, 2018. Prior to June 15, 2022 (one month prior to the scheduled maturity date), the Company may redeem the 3.000% Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2022 Senior Notes to be redeemed or (2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of the 2022 Senior Notes calculated as if the maturity date of the 2022 Senior Notes was June 15, 2022 (not including any portion of payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Prospectus Supplement) plus 25 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest to the redemption date.
2027 Senior Notes
On June 20, 2017, the Company issued $600.0 million aggregate principal amount of 4.125% senior unsecured notes due April 15, 2027 at 99.858% of par (the "2027 Senior Notes"). Interest is payable semi-annually on January 15 and July 15 beginning January 15, 2018. Prior to April 15, 2027 (the date that is three month prior to the scheduled maturity date), the Company may redeem the 2027 Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2027 Senior Notes to be redeemed or (2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of the 2027 Senior Notes calculated as if the maturity date of the 2027 Senior Notes was April 15, 2027 (not including any portion of payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Prospectus Supplement) plus 30 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest to the redemption date.
At July 1, 2017, the fair value of the 2025, 2022 and 2027 Senior Notes was approximately $624 million, $395 million, and $596 million, respectively, based on external pricing data, including available quoted market prices of these instruments, and consideration of comparable debt instruments with similar interest rates and trading frequency, among other factors, and is classified as Level 2 measurements within the fair value hierarchy. At July 2, 2016, the fair value of the 2025 Senior Notes was approximately $622 million.
Debt Maturities
As of July 1, 2017, the Company's aggregate debt is $1.6 billion, of which $400.0 million is due in 2022 and $1.2 billion is due subsequent to 2022.
11. COMMITMENTS AND CONTINGENCIES
Letters of Credit
The Company had standby letters of credit and bank guarantees totaling $9.0 million and $7.5 million outstanding at both July 1, 2017 and July 2, 2016. The letters of credit, which expire at various dates through calendar 2039 primarily collateralize the Company’s obligation to third parties for insurance claims, leases and materials used in product manufacturing. The Company pays certain fees with respect to letters of credit that are issued.
Other
The Company had other contractual cash obligations as of July 1, 2017, including $167.5 million related to inventory purchase obligations, $78.0 million related to capital expenditure purchase obligations, $6.0 million of other purchase obligations, of $1.6 billion of debt repayments and $514.0 million of interest payments on the 2022 Senior Notes, 2025 Senior Notes and 2027 Senior Notes. Refer to Note 8, "Leases," for a summary of the Company's future minimum rental payments under non-cancelable leases.
In the ordinary course of business, the Company is a party to several pending legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, the Company's management believes that the final outcome will not have a material effect on the Company's cash flow, results of operations or financial position.

Kate Spade & Company Acquisition
On May 7, 2017, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Kate Spade & Company and Chelsea Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Tapestry, Inc. (the "Merger Sub"). Pursuant to the Merger Agreement, on May 26, 2017, Merger Sub commenced an all-cash tender offer to acquire all of Kate Spade's outstanding shares of common stock, par value of $1.00 per share, at a purchase price of $18.50. The Company completed its acquisition on July 11, 2017. The purchase price was approximately $2.4 billion, which was funded by a combination of Senior Notes, Term Loan Facilities and cash on hand. Refer to Note 10, "Debt," for more information on the Term Loan Facilities and Senior Notes.
The Company currently estimates that it will incur costs in the range of $150 - $200 million related to Kate Spade integration in fiscal 2018, which include severance, store closure costs and inventory realignment. The Company continues to fully develop its integration plan. Of these costs, the Company expects to incur approximately $60 million of severance and other costs related to agreements with certain Kate Spade executives. The Company also expects to incur costs of approximately $45 million of acquisition-related expenses.
12. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The change in the carrying amount of the Company’s goodwill, is as follows:

	Coach	Stuart Weitzman	Total
	(millions)
Balance at June 27, 2015	$308.4	$125.8	$434.2
Acquisition of Stuart Weitzman Canada	—	24.6	24.6
Foreign exchange impact	38.5	(0.1)	38.4
Purchase accounting adjustment(1)	—	5.2	5.2
Balance at July 2, 2016	346.9	155.5	502.4
Foreign exchange impact	(22.4)	—	(22.4)
Purchase accounting adjustment(1)	—	0.5	0.5
Balance at July 1, 2017	$324.5	$156.0	$480.5

(1)	Refer to Note 7, "Acquisitions," for further information.

Intangible Assets
Intangible assets consist of the following:

	Fiscal Year Ended(1)
	July 1, 2017			July 2, 2016
	Gross Carrying Amount	Accum. Amort.	Net	Gross Carrying Amount	Accum. Amort.	Net
	(millions)
Intangible assets subject to amortization:
Customer relationships	$54.7	$(9.7)	$45.0	$54.7	$(5.8)	$48.9
Favorable lease rights, net	26.1	(7.1)	19.0	24.7	(3.6)	21.1
Total intangible assets subject to amortization	80.8	(16.8)	64.0	79.4	(9.4)	70.0
Intangible assets not subject to amortization:
Trademarks and trade names	276.8	—	276.8	276.8	—	276.8
Total intangible assets	$357.6	$(16.8)	$340.8	$356.2	$(9.4)	$346.8

(1)	Refer to Note 7, "Acquisitions," for further information.
As of July 1, 2017, the expected amortization expense for intangible assets is as follows:

Amortization Expense
(millions)
Fiscal 2018	$6.8
Fiscal 2019	6.7
Fiscal 2020	6.5
Fiscal 2021	6.1
Fiscal 2022	5.5
Thereafter	32.4
Total	$64.0
The expected future amortization expense above reflects remaining useful lives of 12.8 years for customer relationships and the remaining lease terms ranging from approximately six months to 8.3 years for favorable lease rights.

13. INCOME TAXES
The provisions for income taxes, computed by applying the U.S. statutory rate to income before taxes, as reconciled to the actual provisions were:

	Fiscal Year Ended
	July 1, 2017		July 2, 2016		June 27, 2015
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(millions)
Income before provision for income taxes:
United States	$365.5	48.2%	$357.5	57.1%	$361.2	59.1%
Foreign	393.5	51.8	269.1	42.9	250.4	40.9
Total income before provision for income taxes	$759.0	100.0%	$626.6	100.0%	$611.6	100.0%

Tax expense at U.S. statutory rate	$265.7	35.0%	$219.3	35.0%	$214.0	35.0%
State taxes, net of federal benefit	15.1	2.0	11.2	1.8	26.4	4.3
Effects of foreign operations	(86.7)	(11.4)	(53.7)	(8.6)	(79.7)	(13.0)
Effects of foreign tax credits and acquisition reorganization	(12.3)	(1.6)	(19.6)	(3.1)	9.3	1.5
Other, net	(13.8)	(1.9)	8.9	1.4	39.2	6.4
Taxes at effective worldwide rates	$168.0	22.1%	$166.1	26.5%	$209.2	34.2%
Current and deferred tax provision (benefit) was:

	Fiscal Year Ended
	July 1, 2017		July 2, 2016		June 27, 2015
	Current	Deferred	Current	Deferred	Current	Deferred
	(millions)
Federal	$42.9	$56.4	$145.8	$(52.0)	$142.9	$10.5
Foreign	39.7	7.4	46.8	2.2	9.8	13.8
State	7.4	14.2	25.8	(2.5)	35.0	(2.8)
Total current and deferred tax provision (benefit)	$90.0	$78.0	$218.4	$(52.3)	$187.7	$21.5

The components of deferred tax assets and liabilities were:

	July 1, 2017	July 2, 2016
	(millions)
Share-based compensation	$64.8	$68.5
Reserves not deductible until paid	39.2	54.1
Deferred rent	22.7	27.9
Employee benefits	40.9	48.3
Basis difference in foreign investments	1.1	21.5
Net operating loss	199.2	176.7
Other	10.4	4.2
Prepaid expenses	0.6	0.8
Property and equipment	—	34.3
Inventory	21.6	15.5
Gross deferred tax assets	400.5	451.8
Valuation allowance	196.1	173.4
Deferred tax assets after valuation allowance	$204.4	$278.4

Goodwill	82.6	88.2
Property and equipment	8.4	—
Other	6.2	(1.3)
Gross deferred tax liabilities	97.2	86.9
Net deferred tax assets	$107.2	$191.5

Consolidated Balance Sheets Classification
Deferred income taxes – noncurrent asset	170.5	248.8
Deferred income taxes – noncurrent liability (included within "Other Liabilities")	(63.3)	(57.3)
Net deferred tax asset	$107.2	$191.5
Significant judgment is required in determining the worldwide provision for income taxes, and there are many transactions for which the ultimate tax outcome is uncertain. It is the Company’s policy to establish provisions for taxes that may become payable in future years, including those due to an examination by tax authorities. The Company establishes the provisions based upon management’s assessment of exposure associated with uncertain tax positions. The provisions are analyzed at least quarterly and adjusted as appropriate based on new information or circumstances in accordance with the requirements of ASC 740.

A reconciliation of the beginning and ending gross amount of unrecognized tax benefits is as follows:

	July 1, 2017	July 2, 2016	June 27, 2015
	(millions)
Balance at beginning of fiscal year	$138.6	$168.1	$170.7
Gross increase due to tax positions related to prior periods	2.7	25.5	5.4
Gross decrease due to tax positions related to prior periods	(2.7)	(4.4)	(1.1)
Gross increase due to tax positions related to current period	8.1	8.7	16.5
Decrease due to lapse of statutes of limitations	(39.5)	(59.0)	(21.1)
Decrease due to settlements with taxing authorities	(13.1)	(0.3)	(2.3)
Balance at end of fiscal year	$94.1	$138.6	$168.1
Of the $94.1 million ending gross unrecognized tax benefit balance as of July 1, 2017, $83.6 million relates to items which, if recognized, would impact the effective tax rate. Of the $138.6 million ending gross unrecognized tax benefit balance as of July 2, 2016, $111.1 million relates to items which, if recognized, would impact the effective tax rate. As of July 1, 2017 and July 2, 2016, gross interest and penalties payable was $24.1 million and $29.0 million, respectively, which are included in Other liabilities. During fiscal 2017, fiscal 2016 and fiscal 2015, the Company recognized gross interest and penalty income of $2.8 million, gross interest and penalty expense of $11.5 million and gross interest and penalty income of $0.1 million, respectively.
The Company files income tax returns in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. Tax examinations are currently in progress in select foreign and state jurisdictions that are extending the years open under the statutes of limitation. Fiscal years 2014 to present are open to examination in the U.S. federal jurisdiction, fiscal 2009 to present in select state jurisdictions and fiscal 2004 to present in select foreign jurisdictions. The Company anticipates that one or more of these audits may be finalized and certain statutes of limitation may expire in the foreseeable future. However, based on the status of these examinations, and the average time typically incurred in finalizing audits with the relevant tax authorities, we cannot reasonably estimate the impact these audits may have in the next 12 months, if any, to previously recorded uncertain tax positions. We accrue for certain known and reasonably anticipated income tax obligations after assessing the likely outcome based on the weight of available evidence. Although we believe that the estimates and assumptions we have used are reasonable and legally supportable, the final determination of tax audits could be different than that which is reflected in historical income tax provisions and recorded assets and liabilities. With respect to all jurisdictions, we believe we have made adequate provision for all income tax uncertainties.
For the years ended July 1, 2017 and July 2, 2016, the Company had net operating loss carryforwards in foreign tax jurisdictions of $715.3 million and $593.4 million, the majority of which can be carried forward indefinitely. The deferred tax assets related to the carryforwards have been reflected net of $196.1 million and $173.4 million valuation allowances at July 1, 2017 and July 2, 2016, respectively. The Company's valuation allowance increased by $22.7 million in fiscal 2017 and increased by $3.6 million in fiscal 2016, primarily as a result of actual or anticipated results in foreign jurisdictions.
The total amount of undistributed earnings of foreign subsidiaries as of July 1, 2017 and July 2, 2016, was $2.91 billion and $2.39 billion, respectively. It is the Company’s intention to permanently reinvest undistributed earnings of its foreign subsidiaries and thereby indefinitely postpone their remittance. Accordingly, no provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of foreign subsidiaries are paid as dividends. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable because such liability, if any, is subject to many variables and is dependent on circumstances existing if and when remittance occurs.
14. DEFINED CONTRIBUTION PLAN
The Company maintains the Tapestry, Inc. 401(k) Savings Plan, which is a defined contribution plan. Employees who meet certain eligibility requirements and are not part of a collective bargaining agreement may participate in this program. The annual expense incurred by the Company for this defined contribution plan was $9.1 million, $8.3 million, and $7.2 million in fiscal 2017, fiscal 2016 and fiscal 2015, respectively.
15. SEGMENT INFORMATION
The Company has the following reportable segments:

•
Coach - Includes worldwide sales of Coach brand products to customers through Coach-operated stores, including the Internet, concession shop-in-shops and sales to wholesale customers and independent third party distributors.

•
Stuart Weitzman - Includes worldwide sales of Stuart Weitzman brand products primarily to wholesale customers, numerous independent third party distributors and through Stuart Weitzman operated stores, including the Internet.

In deciding how to allocate resources and assess performance, the Company's chief operating decision maker regularly evaluates the sales and operating income of these segments. Operating income is the gross margin of the segment less direct expenses of the segment. Corporate expenses primarily include administration and information systems expense. Additionally, costs incurred by the Company as described in Note 3, "Restructuring Activities," and certain acquisition-related costs are included as Corporate expenses.
The following table summarizes segment performance for fiscal 2017, fiscal 2016 and fiscal 2015:

	Coach	Stuart Weitzman	Corporate(1)	Total
	(millions)
Fiscal 2017
Net sales	$4,114.7	$373.6	$—	$4,488.3
Gross profit	2,855.0	226.1	—	3,081.1
Operating income (loss)	1,040.0	15.5	(268.1)	787.4
Income (loss) before provision for income taxes	1,040.0	15.5	(296.5)	759.0
Depreciation and amortization expense(2)	149.9	18.9	50.1	218.9
Total assets	1,937.1	628.4	3,266.1	5,831.6
Additions to long-lived assets(3)	170.5	20.2	92.4	283.1

	Coach	Stuart Weitzman	Corporate(1)	Total
	(millions)
Fiscal 2016
Net sales	$4,147.1	$344.7	$—	$4,491.8
Gross profit	2,848.9	202.4	—	3,051.3
Operating income (loss)	1,024.4	32.5	(403.4)	653.5
Income (loss) before provision for income taxes	1,024.4	32.5	(430.3)	626.6
Depreciation and amortization expense(2)	132.6	19.6	66.9	219.1
Total assets	1,975.5	631.2	2,286.0	4,892.7
Additions to long-lived assets(3)	210.2	11.5	174.7	396.4

	Coach	Stuart Weitzman	Corporate(1)	Total
	(millions)
Fiscal 2015
Net sales	$4,148.6	$43.0	$—	$4,191.6
Gross profit	2,888.7	19.9	—	2,908.6
Operating income (loss)	965.6	(4.6)	(343.0)	618.0
Income (loss) before provision for income taxes	965.6	(4.6)	(349.4)	611.6
Depreciation and amortization expense(2)	123.0	5.2	112.4	240.6
Total assets	1,809.2	602.6	2,255.1	4,666.9
Additions to long-lived assets(3)	170.5	1.5	27.3	199.3

(1) Corporate, which is not a reportable segment represents certain costs that are not directly attributable to a brand. These costs primarily represent administration and information systems expense. Furthermore, certain integration and acquisition costs as well as costs under the Company's Operational Efficiency Plan and Transformation Plan as described in Note 3, "Restructuring Activities," are included as Corporate expenses.

(2)
Depreciation and amortization expense includes $6.1 million of Operational Efficiency Plan charges for the fiscal year ended July 1, 2017. Depreciation and amortization expense includes $8.5 million of Operational Efficiency Plan and Transformation Plan charges for the fiscal year ended July 2, 2016. Depreciation and amortization expense includes $48.8 million of transformation-related charges for the fiscal year ended June 27, 2015. These charges are recorded as Corporate expenses. Depreciation and amortization expense for the segments includes an allocation of expense related to assets which support multiple segments.

(3)
Additions to long-lived assets for the reportable segments primarily includes store assets as well as assets that support a specific brand. Corporate additions include all other assets which includes a combination of Corporate assets, as well as assets that may support all segments. As such, depreciation expense for these assets may be subsequently allocated to a reportable segment.

The following table shows net sales for each product category represented:

	Fiscal Year Ended
	July 1, 2017	% of Total	July 2, 2016	% of Total	June 27, 2015	% of Total
	(millions)
Women's Handbags	$2,308.0	52%	$2,392.9	53%	$2,389.6	57%
Men's	808.0	18	725.7	16	680.4	16
Women's Accessories	721.0	16	721.6	16	709.4	17
Women's Other Products	277.7	6	306.9	7	369.2	9
Total Coach	$4,114.7	92%	$4,147.1	92%	$4,148.6	99%
Stuart Weitzman brand(1)	373.6	8	344.7	8	43.0	1
Total Sales	$4,488.3	100%	$4,491.8	100%	$4,191.6	100%

(1)	The significant majority of sales for the Stuart Weitzman brand is attributable to women's footwear.

Geographic Area Information
As of July 1, 2017, the Company operated 247 retail stores and 192 outlet stores in the United States, 40 retail stores and 9 outlet stores in Canada. Outside of North America, the Company operated 184 concession shop-in-shops within department stores, retail stores and outlet stores in Japan, 199 in Greater China (including Hong Kong, Macau and mainland China), and 172 in other international locations. Geographic revenue information is based on the location of our customer sale. Geographic long-lived asset information is based on the physical location of the assets at the end of each fiscal year and includes property and equipment, net and other assets.

	United States	Japan	Greater China(2)	Other(3)	Total
	(millions)
Fiscal 2017
Net sales(1)	$2,432.5	$572.8	$643.9	$839.1	$4,488.3
Long-lived assets	497.7	58.3	93.2	162.2	811.4
Fiscal 2016
Net sales(1)	$2,477.3	$559.8	$652.2	$802.5	$4,491.8
Long-lived assets	750.3	74.8	96.6	141.5	1,063.2
Fiscal 2015
Net sales(1)	$2,372.8	$545.6	$635.8	$637.4	$4,191.6
Long-lived assets	559.5	55.4	91.2	138.4	844.5

(1)	Includes net sales from our global travel retail business in locations within the specified geographic area.

(2)	Greater China includes mainland China, Hong Kong and Macau.

(3)
Other international sales reflect shipments to third-party distributors, primarily in East Asia, and sales from Company-operated stores and concession shop-in-shops in Canada, Europe, Taiwan, South Korea, Malaysia and Singapore.

16. EARNINGS PER SHARE
Basic net income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period. Diluted net income per share is calculated similarly but includes potential dilution from the exercise of stock options and restricted stock units and any other potentially dilutive instruments, only in the periods in which such effects are dilutive under the treasury stock method.

The following is a reconciliation of the weighted-average shares outstanding and calculation of basic and diluted earnings per share:

	Fiscal Year Ended
	July 1, 2017	July 2, 2016	June 27, 2015
	(millions, except per share data)
Net income	$591.0	$460.5	$402.4

Weighted-average basic shares	280.6	277.6	275.7
Effect of dilutive securities	2.2	1.7	1.5
Weighted-average diluted shares	282.8	279.3	277.2

Net income per share:
Basic	$2.11	$1.66	$1.46
Diluted	$2.09	$1.65	$1.45
At July 1, 2017, options to purchase 4.5 million shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $45.13 to $78.46, were greater than the average market price of the common shares.
At July 2, 2016, options to purchase 5.1 million shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $39.42 to $78.46, were greater than the average market price of the common shares.
At June 27, 2015, options to purchase 5.9 million shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $38.75 to $78.46, were greater than the average market price of the common shares.
Earnings per share amounts have been calculated based on unrounded numbers. Options to purchase shares of the Company's common stock at an exercise price greater than the average market price of the common stock during the reporting period are anti-dilutive and therefore not included in the computation of diluted net income per common share. In addition, the Company has outstanding restricted stock unit awards that are issuable only upon the achievement of certain performance goals. Performance-based restricted stock unit awards are included in the computation of diluted shares only to the extent that the underlying performance conditions (and any applicable market condition modifiers) (i) are satisfied as of the end of the reporting period or (ii) would be considered satisfied if the end of the reporting period were the end of the related contingency period and the result would be dilutive under the treasury stock method. As of July 1, 2017, July 2, 2016 and June 27, 2015, there were approximately 5.6 million, 5.9 million, and 6.8 million, respectively, of additional shares issuable upon exercise of anti-dilutive options and contingent vesting of performance-based restricted stock unit awards, which were excluded from the diluted share calculations.
17. RELATED PARTIES
The Stuart Weitzman brand owns approximately 50% of a factory and one of its former employees maintains a partial ownership interest of less than 50% in a factory, both of which are located in Spain, which are involved in the production of Stuart Weitzman inventory. Payments to these two factories represented $27.6 million and $39.2 million in fiscal 2017 and fiscal 2016, respectively. Amounts payable to these factories were not material at July 1, 2017 or July 2, 2016.

18. SUPPLEMENTAL BALANCE SHEET INFORMATION
The components of certain balance sheet accounts are as follows:

	July 1, 2017	July 2, 2016
	(millions)
Property and equipment
Land and building	$13.7	$168.5
Machinery and equipment	34.4	34.5
Furniture and fixtures	640.0	653.2
Leasehold improvements	729.7	898.7
Construction in progress	71.7	26.4
Less: accumulated depreciation	(798.1)	(861.8)
Total property and equipment, net	$691.4	$919.5
Accrued liabilities
Payroll and employee benefits	$152.7	$180.5
Accrued rent	45.5	45.2
Dividends payable	95.1	93.9
Operating expenses	265.9	305.4
Total accrued liabilities	$559.2	$625.0
Other liabilities
Deferred lease obligation	$204.2	$172.9
Gross unrecognized tax benefit	94.1	138.6
Deferred tax liabilities	63.3	57.3
Other	134.8	153.1
Total other liabilities	$496.4	$521.9
19. HEADQUARTERS TRANSACTIONS
Sale of Interest and Lease Transaction of Hudson Yards
During the first quarter of fiscal 2017, the Company sold its investments in 10 Hudson Yards, in New York City, and announced the lease of its new global headquarters. The Company sold its equity investment in the Hudson Yards joint venture as well as net fixed assets related to the design and build-out of the space. The Company received a purchase price of approximately $707 million (net of approximately $77 million due to the developer of Hudson Yards) before transaction costs of approximately $26 million, resulting in a gain of $28.8 million, which will be amortized through SG&A expenses over the lease term of 20 years, as discussed below.
The Company has simultaneously entered into a 20-year lease, accounted for as an operating lease, for the headquarters space in the building, comprised of approximately 694,000 square feet. Under the lease, the Company has the right to expand its premises to portions of the 24th and 25th floors of the building and has a right of first offer with respect to available space on the 26th floor of the building. The total commitment related to this lease was approximately $1.05 billion. Minimum lease payments of $45.1 million are due each year from fiscal 2018 through fiscal 2021, and $825.5 million total due for years subsequent to 2021. In addition to its fixed rent obligations, the Company is obligated to pay its percentage share for customary escalations for operating expenses attributable to the building and the Hudson Yards development, taxes and tax related payments. The Company is not obligated to pay any amount of contingent rent.
Sale of Former Headquarters
During the second quarter of fiscal 2017, the Company completed the sale of its former headquarters on West 34th Street. Net cash proceeds of $126.0 million were generated and the sale did not result in a material gain or loss.

20. SUBSEQUENT EVENTS
Kate Spade Acquisition
On July 11, 2017, the Company completed its acquisition of Kate Spade & Company for $18.50 per share in cash for a total of $2.4 billion. As a result, Kate Spade has become a wholly owned subsidiary of Tapestry, Inc. The combination of Tapestry, Inc. and Kate Spade & Company creates a leading New York-based luxury lifestyle company with a more diverse multi-brand portfolio supported by significant expertise in handbag design, merchandising, supply chain and retail operations as well as solid financial acumen. Refer to Note 11, "Commitments and Contingencies," for more information.
Term Loan Borrowings and Bridge Credit Facility
On July 10, 2017, the Company borrowed $800.0 million under the six-month term loan credit facility and $300.0 million under the three-year term loan credit facility, for a total of $1.1 billion. In connection with the closing of the Kate Spade acquisition on July 11, 2017, the remaining Bridge Facility terminated in accordance with its terms. Refer to Note, 10, "Debt," for more information.

Schedule II — Valuation and Qualifying Accounts
For the Fiscal Years Ended July 1, 2017, July 2, 2016 and June 27, 2015

	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Related to Acquisition	Write-offs/ Allowances Taken	Balance at End of Year
	(millions)
Fiscal 2017
Allowance for bad debts	$2.2	$1.7	$—	$(2.0)	$1.9
Allowance for returns	6.0	10.3	—	(11.9)	4.4
Allowance for markdowns	15.2	36.9	—	(42.7)	9.4
Valuation allowance	173.4	22.7	—	—	196.1
Total	$196.8	$71.6	$—	$(56.6)	$211.8
Fiscal 2016
Allowance for bad debts	$3.1	$3.7	$—	$(4.6)	$2.2
Allowance for returns	7.5	11.5	—	(13.0)	6.0
Allowance for markdowns	18.0	54.1	—	(56.9)	15.2
Valuation allowance	169.8	3.6	—	—	173.4
Total	$198.4	$72.9	$—	$(74.5)	$196.8
Fiscal 2015
Allowance for bad debts	$1.4	$1.7	$0.9	$(0.9)	$3.1
Allowance for returns	2.9	8.9	0.7	(5.0)	7.5
Allowance for markdowns	11.6	42.5	3.8	(39.9)	18.0
Valuation allowance	131.8	38.0	—	—	169.8
Total	$147.7	$91.1	$5.4	$(45.8)	$198.4

TAPESTRY, INC.

Quarterly Financial Data
(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(millions, except per share data)
Fiscal 2017(1)
Net sales	$1,037.6	$1,321.7	$995.2	$1,133.8
Gross profit	714.7	906.2	705.7	754.5
Net income	117.4	199.7	122.2	151.7
Net income per common share:
Basic	$0.42	$0.71	$0.44	$0.54
Diluted	$0.42	$0.71	$0.43	$0.53
Fiscal 2016(1)(2)
Net sales	$1,030.3	$1,273.8	$1,033.1	$1,154.6
Gross profit	696.5	859.1	713.0	782.7
Net income	96.4	170.1	112.5	81.5
Net income per common share:
Basic	$0.35	$0.61	$0.40	$0.29
Diluted	$0.35	$0.61	$0.40	$0.29
Fiscal 2015(1)
Net sales	$1,038.8	$1,219.4	$929.3	$1,004.1
Gross profit	715.4	840.0	665.5	687.7
Net income	119.1	183.5	88.1	11.7
Net income per common share:
Basic	$0.43	$0.67	$0.32	$0.04
Diluted	$0.43	$0.66	$0.32	$0.04

(1)
The sum of the quarterly earnings per share may not equal the full-year amount, as the computations of the weighted-average number of common basic and diluted shares outstanding for each quarter and the full year are performed independently.

(2)
The fiscal year ended July 1, 2017 (“fiscal 2017”) was a 52-week period, the fiscal year ended July 2, 2016 (“fiscal 2016”) was a 53-week period and the fiscal year ended June 27, 2015 (“fiscal 2015”) was a 52-week period. The fourth quarter of fiscal 2016 included the results of the 53rd week, contributing to $84.4 million in net revenues and $0.07 in net income per diluted share.